Exhibit 2.1

Pursuant to Item 601 of Regulation S-K, certain schedules and exhibits were omitted, as well as certain confidential portions of the agreement, by means of marking such portions with brackets (as such confidential portions are not material, are of the type that the Company treats as private and confidential, and/or would be competitively harmful if publicly disclosed).
The Company agrees to supplementally furnish a copy of any omitted schedule, exhibit or confidential portion to the SEC upon request.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MARLIN LEASING CORPORATION,

EPLUS INC.

and

EXPO HOLDINGS, LLC

Dated as of June 20, 2025

.

-i-

-ii-

ARTICLE VII. INDEMNIFICATION		60
7.1	Survival	60
7.2	Indemnification by Seller	62
7.3	Indemnification by Buyer	62
7.4	Limitations on Indemnification Obligations.	63
7.5	Indemnification Procedure	63
7.6	Indemnification Payment	63
7.7	General	64

ARTICLE VIII. TERMINATION, AMENDMENT, AND WAIVER		64
8.1	Termination	64
8.2	Effect of Termination	64

ARTICLE IX. GENERAL PROVISIONS		64
9.1	Notices	64
9.2	Interpretation	66
9.3	Counterparts	66
9.4	Entire Understanding; No Third Party Beneficiaries	66
9.5	Governing Law	66
9.6	Amendment; Waiver	67
9.7	Successors and Assigns	67
9.8	Specific Performance	67
9.9	Severability	67
9.10	Attorney-Client Privilege; Continued Representation.	67
9.11	Submission to Jurisdiction	68
9.12	Waiver of Jury Trial	68

Exhibits

Exhibit A – Initial Consideration Statement
Exhibit B – Form of Transition Services Agreement
Exhibit C – Illustrative Balance Sheet for Book Equity
Exhibit D – Form of Assignment and Assumption Agreement
Exhibit E – Accounting Principles
Exhibit F – Form of Retention Bonus Agreement

-iii-

INDEX OF DEFINED TERMS

2025 Balance Sheet	17
2025 Balance Sheet Date	17
Accounting Arbitrator	10
Accounting Principles	5
Accrued Bonuses	5
Action	17
Additional Business Employees	18
Adjusted Book Equity	5
affiliate	66
Aged Receivable	58
Agreement	1
Antitrust Approvals	48
Antitrust Laws	48
Applicable Law	35
[RESERVED]
Assignment and Assumption Agreement	1
Book Equity	5
Book Equity Cap	5
Booked Residual	35
Business	14
business day	66
Buyer	1
Buyer Fundamental Representations	60
Buyer Indemnified Parties	62
Buyer Material Adverse Effect	39
Canada Sub	66
Cap	63
Capital Sub	66
Cash	5
Change of Control Payment	6
Claim Notice	63
Closing	1
Closing Adjusted Book Equity	6
Closing Adjustment Items	9
Closing Book Equity	9
Closing Company Cash	9
Closing Company Indebtedness	9
Closing Date	1
Closing Intercompany Indebtedness	9
Closing Premium	6
Closing Purchase Price	6
Closing Statement	9
Closing Transaction Expenses	9
Code	20
Company	1
Company Cash	6
Company Employee	49
Company Fundamental Representations	59
Company Indebtedness	6
Company Material Adverse Effect	14
Company Owned Intellectual Property	27
Company Plans	20
Company Property	21
Confidential Information	44
Consumer Contract	35
Contract	16, 35
Contract File	35
Counter Closing Statement	9
Covered Person	56
COVID Relief Programs	24
Credit and Collection Policy	35
Customer Lease	32
D&O Indemnified Parties	48
Data Tape	37
Debt Financing	57
Deductible	63
Determination Materials	10
Disclosure Schedule	13
Discount Rate	36
Discounted Payments	36
Discounted Residual Value	36
Earn-Out Payments	11
Effective Time	1
Employee Termination List	19
Employment Agreements	1
Enforceability Exceptions	16
England Sub	66
ePlus Technology	8
Equipment	36
Equipment Lease	36
Equipment Loan	36
ERISA	20
Exclusivity Period	43
Execution Date	1
Expo Platform	12
Federal Originations	3
Federal Syndication Transaction Gains	11
Federal Syndication Volume	11
Final Adjusted Book Equity	6
Final Adjustment Items	10
Final Book Equity	10
Final Company Cash	10
Final Company Indebtedness	10
Final Intercompany Indebtedness	10
Final Purchase Price	6
Final Purchase Price Adjustment	6
Final Statement	10
Final Transaction Expenses	10

-iv-

Finance Lease Obligations	7
Finance Sub	66
Financed Amount	36
Financial Statements	17
FMV Lease Agreements	12
FMV Lease Origination Earn-Out	12
FMV Lease Origination Earn-Out Cap	12
FMV Volume	12
Fraud	61
Fundamental Expiration Date	61
GAAP	7
General Expiration Date	61
Good Policy	37
Government Contracts	29
Government Sub	66
Governmental Consent	16
Governmental Entity	16
Group Companies	66
Group Sub	66
Holdback	3
Holdback Premium	7
HSR Act	48
Iceland Sub	66
Indebtedness	7
Indemnifiable Amounts	62
Indemnification Claim	63
Indemnified Parties	62
Indemnified Taxes	24
Indemnifying Party	63
Initial Adjusted Book Equity	7
Initial Adjustment Items	8
Initial Book Equity	8
Initial Company Cash	8
Initial Company Indebtedness	8
Initial Consideration	7
Initial Consideration Statement	8
Initial Holdback Portion	3
Initial Holdback Target	3
Initial Holdback Target Date	3
Initial Holdback Target Period	3
Initial Holdback Threshold	4
Initial Intercompany Indebtedness	8
Initial Transaction Expenses	8
Intellectual Property	27
Intercompany Indebtedness	7
Intercompany Receivables	8
IRS	20
IT Systems	28
Joint Customer	55
K&L Gates	67
Key Executives	1
Key Partner Agreements	32
Key Partners	32
know	66
Knowledge	17
knowledge of	66
law	66
Liabilities	17
Lien	36
Liens	15
Material Contracts	22
Material OEM	31
Material OEM Agreements	31
Material Syndication Agreements	32
Material Syndication Partner	32
Material VAR	32
Material VAR Agreements	32
[RESERVED]
Netherlands Sub	66
Obligor	36
Organizational Documents	14
Origination Portion	12
Out of Scope Companies	66
Outside Date	64
Party	1
Permit	17
Permitted Encumbrances	21
Permitted Liens	36
Person	66
Plan	20
Policies	29
Post-Closing Period	11
Pre-Closing Reorganization	54
Pre-Closing Tax Period	24
Privileged Communications	68
Purchase Price	8
Reciprocal License	27
[RESERVED]
Representatives	8
Reserve Policy	37
Restricted Cash	8
Restricted Period	55
Restricted Person	56
Restricted Transaction	43
Retained Records	58
Retention Bonus Agreement	2
Retention Bonuses	51
Review Notice	9
Schedule	13
Scheduled Payment	37
Second Holdback Portion	4
Second Holdback Target	4

-v-

Second Holdback Target Date	4
Second Holdback Target Date Excess Amount	4
Second Holdback Target Period	4
Second Holdback Threshold	4
Section 338(h)(10) Allocation	53
Section 338(h)(10) Elections	52
Section 338(h)(10) Forms	52
Seller	1, 37
Seller Fundamental Representations	59
Seller Group	26
Seller Indemnified Parties	62
Seller Material Adverse Effect	37
Seller Returns	52
Servicer	37
[RESERVED]
Straddle Period	53
Sublease	2
subsidiary	66
Syndication Agreement	37
Syndication Partner	37
Tax	24
Tax Contest	53
Tax Returns	24
Third Party	63
Third Party Claim	63
Transaction Documents	66
Transaction Expenses	8
Transaction Gains Earn-Out	11
Transaction Gains Earn-Out Threshold	11
Transaction Tax Deductions	52
Transactions	1
Transition Services Agreement	2
Units	1
Violation	16
WARN Act	19

-vi-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated June 20, 2025 (“Execution Date”), is by and among Marlin Leasing Corporation, a Delaware corporation (“Buyer”), Expo Holdings, LLC, a Delaware limited liability company (“Company”), and ePlus inc., a Delaware corporation (“Seller”). All terms defined in this Agreement are referenced in an index of defined terms. Buyer, Seller, and Company are sometimes each referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Buyer desires to purchase all of the issued and outstanding membership interests of Company (the “Units”) from Seller, and Seller desires to sell the Units to Buyer, as further described and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement for Buyer to enter into this Agreement, each of the individuals listed on Schedule A (collectively, the “Key Executives”) have entered into Employment Agreements with Buyer (the “Employment Agreements” ) which shall become effective at, and not be terminable prior to, Closing.

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants, and agreements in this Agreement, the Parties agree as follows:

ARTICLE I.
 SALE AND PURCHASE OF UNITS

1.1          Units. Seller owns all of the Units, which represent 100% of the issued and outstanding membership interests of Company.

1.2         Sale and Purchase of Units. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept and assume from Seller, all of the Units, free and clear of all Liens.

1.3         Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) no later than three (3) business days after satisfaction or waiver of the last to be fulfilled of the conditions in Article VI (other than any such condition that by its nature is to be satisfied at the Closing, but subject to the fulfillment or waiver of such condition), or (b) at such other time as the Parties may agree in writing (the date of such Closing, the “Closing Date”), and shall take place remotely via the exchange of documents and signatures in PDF format or via DocuSign. The transactions contemplated by this Agreement (the “Transactions”) are deemed effective as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

1.4          Closing Deliverables.

1.4.1       At the Closing, Seller or the Company, as applicable, shall deliver, or cause to be delivered, to Buyer:

(a)         an assignment and assumption agreement evidencing the transfer to Buyer of the Units, in substantially the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), duly executed by Seller;

(b)          written resignations pursuant to Section 5.5 in form and substance reasonably satisfactory to Buyer, effective as of the Closing, of each director, manager and officer of each Group Company who is not also a Key Executive;

(c)          a certificate duly executed by Seller to the effect that each of the conditions specified in Sections 6.2.1, 6.2.2, 6.2.3 and 6.2.4 have been satisfied;

(d)         a certificate of a duly authorized officer of Seller, certifying as to (x) the Organizational Documents of each Group Company being the true, correct and complete copy of such Organizational Documents as in effect on the Closing Date, (y) the resolutions of Seller and the Company attached thereto being the true, correct and complete copy of such Person’s resolutions adopted by its board of directors, managers, or other similar governing body (as applicable) authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (z) the incumbency and signature of the officers executing this Agreement or any other Transaction Document on behalf of Seller, the Company or their respective affiliates;

(e)          the Transition Services Agreement, in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”), duly executed by Seller;

(f)           a duly executed and properly completed IRS Form W-9 from Seller;

(g)          each Section 338(h)(10) Form referenced in Section 5.13.4, duly executed by Seller;

(h)          evidence of repayment of any Intercompany Indebtedness set forth on Schedule 1.4.1(h), which will be settled and paid off in accordance with Section 1.4.2;

(i)          evidence, in form and substance reasonably satisfactory to Buyer, of termination of the Contracts set forth on Schedule 1.4.1(i);

(j)          evidence, in form and substance reasonably satisfactory to Buyer, of consents to, approvals of or waivers in respect of, as applicable, the Transactions duly executed by the counterparties to the Contracts set forth on Schedule 3.1.4(b) that are obtained by Seller as of the Closing Date (it being understood that Seller will use its reasonable best efforts to obtain all such consents, approvals or waivers that are not obtained by Seller as of the Closing Date, after the Closing Date);

(k)        amended and restated Organizational Documents of (and if applicable, indemnification or similar agreements in respect of) each Group Company, in form and substance reasonably satisfactory to Buyer amended to (i) conform the number of required directors to the number of directors actually appointed and (ii) cause each of the Group Company’s names to be changed to a company name that does not include any reference to “ePlus” or any derivative thereof;

(l)          counterparts of Retention Bonus Agreements, in substantially the form attached hereto as Exhibit F, duly executed by each of the Company Employees set forth on Schedule 5.12.10 (“Retention Bonus Agreements”); and

(m)        a sublease in respect of a portion of Seller’s leased real property in Herndon, VA, in form and substance reasonably satisfactory to Buyer, duly executed by Seller (“Sublease”).

1.4.2     Prior to or at the Closing, Seller and Company shall, and Company shall cause the Group Companies to, settle and pay off any Intercompany Indebtedness and Intercompany Receivables, such that the balance of Intercompany Indebtedness and Intercompany Receivables at Closing is zero dollars ($0); provided, that Seller shall, and shall cause its affiliates to, pay and settle any Intercompany Receivables not paid in full at Closing in the ordinary course of business after the Closing.

1.4.3       At the Closing, Buyer shall:

(a)          pay or cause to be paid:

(i)           to Seller the Initial Consideration by wire transfer of immediately available funds;

(ii)        to an account designated in writing by Company, the Transaction Expenses (other than the Change of Control Payments) attributable to each applicable advisor or service provider or other Person for prompt payment by Company to such advisor or service provider or other Person, on behalf of the Group Companies; and

(iii)       to Seller, the Change of Control Payments, for payment by Company to the applicable recipients thereof, less applicable Tax withholdings, through the payroll administered by Seller;

(b)         deliver or cause to be delivered to Seller a counterpart to the Assignment and Assumption Agreement delivered by Seller pursuant to Section 1.4.1(a), duly executed by Buyer;

(c)          deliver or cause to be delivered to Seller a certificate duly executed by Buyer to the effect that each of the conditions specified in Sections 6.3.1 and 6.3.2 have been satisfied;

(d)          deliver or cause to be delivered to Seller the Transition Services Agreement, duly executed by Buyer;

(e)          deliver or cause to be delivered to Seller the Retention Bonus Agreements, duly executed by Buyer; and

(f)          deliver or cause to be delivered to Seller the Sublease, duly executed by Buyer.

1.4.4      Holdback.

(a)          Buyer shall make the following payments, if any, in cash to Seller (the “Holdback”), in each case by wire transfer of immediately available funds:

(i)          If, during the period starting on the Closing Date and ending on the eighteen month anniversary of the Closing Date (the “Initial Holdback Target Period” and the “Initial Holdback Target Date”), the Group Companies have originated receivables under Federal Customer Leases with an original net book value (“Federal Originations”):

(A)       in excess of $450,000,000 (the “Initial Holdback Target”), then Buyer shall pay or cause to be paid to Seller 50% of the Holdback Premium (the “Initial Holdback Portion”); or

(B)         between $262,500,000 (the “Initial Holdback Threshold” ) and the Initial Holdback Target, then Buyer shall pay or cause to be paid to Seller a portion of the Initial Holdback Portion determined on a pro-rata basis between the Initial Holdback Threshold and the Initial Holdback Target. For example, if Federal Originations during the Initial Holdback Target Period equal $356,250,000, then 50% of the Initial Holdback Portion will be due and payable. For the avoidance of doubt, the amount of the Holdback Premium that becomes due and payable at such time shall never exceed 50% of the Holdback Premium.

(ii)         If, during the period starting on the Initial Holdback Target Date and ending on the thirty month anniversary of the Closing Date (the “Second Holdback Target Period” and the “Second Holdback Target Date”), the Group Companies have originated Federal Originations:

(A)         in excess of $300,000,000 (the “Second Holdback Target”), then Buyer shall pay or cause to be paid to Seller the sum of: (i) 50% of the Holdback Premium (the “Second Holdback Portion”); plus (ii) the amount determined in accordance with Section 1.4.4(b); or

(B)         between $175,000,000 (the “Second Holdback Threshold”) and the Second Holdback Target, then Buyer shall pay or cause to be paid to Seller a portion of the Second Holdback Portion determined on a pro rata basis between the Second Holdback Threshold and the Second Holdback Target. For example, if Federal Originations during the Second Holdback Target Period equal $237,500,000, then 50% of the Second Holdback Portion will be due and payable. For the avoidance of doubt, the amount of the Holdback Premium that becomes due and payable at such time shall never exceed 50% of the Holdback Premium.

(b)          Where this Section 1.4.4(b) applies, Buyer shall make a payment in amount equal to “A”, where “A” = “B” – “C” and:

(i)          “B” equals the amount that would have been payable to Seller pursuant to Section 1.4.4(a)(i) had the actual amount of Federal Originations during the Initial Holdback Target Period (if any) been increased by an amount equal to the Second Holdback Target Date Excess Amount; and

(ii)          “C” equals the amount that was actually payable to Seller pursuant to Section 1.4.4(a)(i) following the end of the Initial Holdback Target Period; and

(iii)        for these purposes, the “Second Holdback Target Date Excess Amount” shall mean the amount, if any, by which the aggregate original net book value (if any) of Federal Originations during the Second Holdback Target Period exceeds the Second Holdback Target.

(c)         All calculations and determinations in respect of any Holdback Premium payment shall be made in accordance with the Accounting Principles as consistently applied in the Post-Closing Period in respect of which a Holdback Premium payment is sought to be determined. Within thirty (30) calendar days after the expiration of the Initial Holdback Target Date and of the Second Holdback Target Date, Buyer shall provide Seller with a statement setting forth Buyer’s calculation of any Holdback Premium payment in respect of such period. Buyer will provide reasonable access, during normal business hours, in a non-disruptive manner and upon reasonable prior notice, to Seller and its advisors, all personnel, advisors, records and work papers used in preparing or otherwise related to such calculation. Within thirty (30) calendar days after Buyer’s delivery of such statement, Seller shall have the right to dispute any aspect of such calculations; provided, that, in the event either Buyer or Company do not provide any papers or documents reasonably requested by Seller or any of its authorized representatives and readily available to Buyer or Company within five (5) days of request therefor (or such shorter period as may remain in such thirty-day period), such thirty-day period shall be extended by one day for each additional day required for Buyer or Company to fully respond to such request and, in the event of any such dispute of the calculations, Section 2.2(d) et seq. shall apply mutatis mutandis. Buyer shall make payment in cash to Seller within five (5) business days from the final determination of the applicable Holdback Premium payment, if any.

ARTICLE II.
 PURCHASE PRICE

2.1          Purchase Price.

(a)          In consideration of the purchase of the Units and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay, or cause to be paid, to Seller cash in the aggregate amount of the Purchase Price, subject to adjustment thereof pursuant to Section 2.2(g).

(b)          The following definitions are used in calculating the Purchase Price:

(i)         “Accounting Principles” means (x) the specific accounting methods, policies, principles, practices, procedures, conventions, classifications, definitions, judgments, assumptions, techniques and estimation methodologies set forth on Exhibit E; (y) to the extent not exhaustively covered in the preceding subclause (x) and to the extent consistent with GAAP, the accounting methods, policies, principles, practices, procedures, conventions, classifications and definitions used in the preparation of the 2025 Balance Sheet; and finally (z) to the extent not exhaustively covered in the preceding subclauses (x) and (y), GAAP. For the avoidance of doubt, subclause (x) shall take precedence over subclauses (y) and (z), and subclause (y) shall take precedence over subclause (z).

(ii)         “Accrued Bonuses” means the bonuses (other than Change of Control Payments), if any, payable to employees and/or management of any Group Company (including any Company Employees) accrued as of the Effective Time, as determined in accordance with the Accounting Principles (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts).

(iii)        “Adjusted Book Equity” means the sum of (a) Book Equity calculated as of the Effective Time minus (b) Company Cash calculated as of the Effective Time.

(iv)         “Book Equity” means an amount equal to the sum of (a) the consolidated total assets of the Group Companies minus (b) the consolidated total liabilities of the Group Companies (including, without duplication, any Company Indebtedness), in each case as included in the specifically identified accounts of the Group Companies (on a consolidated basis) set forth in the illustrative balance sheet attached as Exhibit C hereto calculated as of the Effective Time, in each case, as determined in accordance with the Accounting Principles and adjusted by the Transaction Related Adjustments; provided, that the Book Equity shall under no circumstances exceed one hundred ten percent (110%) of the Book Equity as at December 31, 2024 (the “Book Equity Cap”).

(v)        “Cash” means with respect to any Person, as of any specified time, cash and cash equivalents, in each case as determined in accordance with the Accounting Principles; provided, however, that Cash shall be reduced by Restricted Cash.

(vi)        “Change of Control Payment” means any bonus, severance benefits, change-of-control benefits, or other payments or benefits, including the acceleration of any restricted stock or other equity awards, paid or payable or reimbursable by any Group Company to any present or former employee, officer, manager, director or natural person independent contractor, service provider or consultant thereof (including any Company Employee), and including any employer portion of payroll, social security, employment or similar Taxes related to such amounts, payable or reimbursable by any Group Company with respect to or triggered by any such payment or reimbursement (including any payroll, social security, employment or similar Taxes related to the acceleration of any restricted stock or other equity awards), in each case which is triggered by the execution and delivery of this Agreement or the consummation of the Transactions whether solely or in connection with any other event (including any termination of employment, including any so called “double trigger” payments or benefits), but excluding (A) any payments solely in respect of agreements or arrangements entered into with Buyer or its affiliates after the Closing or under the Employment Agreements (or any other written agreements entered into prior to the Closing at the specific instruction of Buyer or its affiliates) and (B) any payments that are triggered solely as the result of a termination of employment by Buyer or its affiliates after the Closing or any termination of employment of any employees of the Group Companies that occurs prior to or at the Closing at the specific instruction of Buyer or its affiliates.

(vii)     “Closing Adjusted Book Equity” means the sum of (a) Closing Book Equity calculated as of the Effective Time (other than Closing Company Indebtedness, which shall be calculated as of immediately prior to Closing) minus (b) Closing Company Cash calculated as of the Effective Time, in each case as determined in accordance with the Accounting Principles.

(viii)       “Closing Premium” means $2,418,750.

(ix)       “Closing Purchase Price” means an amount equal to the sum of (a) the Closing Book Equity calculated as of the Effective Time, plus (b) the Closing Premium, minus (c) the Closing Transaction Expenses calculated as of immediately prior to Closing, in each case as determined in accordance with the Accounting Principles.

(x)         “Company Cash” means the consolidated Cash of the Group Companies, calculated as of the Effective Time in accordance with the Accounting Principles.

(xi)        “Company Indebtedness” means the consolidated Indebtedness of the Group Companies, including any Intercompany Indebtedness, without duplication of any liabilities of the Group Companies that are otherwise taken into consideration as a reduction of the Book Equity, calculated as of immediately prior to the Closing in accordance with the Accounting Principles.

(xii)       “Final Adjusted Book Equity” means the sum of (a) Final Book Equity calculated as of the Effective Time (other than Final Company Indebtedness, which shall be calculated as of immediately prior to Closing) minus (b) Final Company Cash calculated as of the Effective Time, in each case as determined in accordance with the Accounting Principles.

(xiii)      “Final Purchase Price” means an amount equal to the sum of (a) the Final Book Equity calculated as of the Effective Time, plus (b) the Closing Premium, minus (c) the Final Transaction Expenses calculated as of immediately prior to Closing, in each case as determined in accordance with the Accounting Principles.

(xiv)      “Final Purchase Price Adjustment” means (a) if the Final Purchase Price is greater than the Initial Consideration, then the amount by which the Final Purchase Price exceeds the Initial Consideration which amount shall be expressed as a positive number, (b) if the Final Purchase Price is less than the Initial Consideration, then the amount by which the Initial Consideration exceeds the Final Purchase Price, which amount shall be expressed as a negative number, or (c) if the Final Purchase Price is equal to the Initial Consideration, then an amount equal to zero dollars ($0).

(xv)       “Finance Lease Obligations” means, with respect to any Person, for any applicable period, any lease obligations that are classified and accounted for, or are required to be classified and accounted for, as a finance lease in accordance with GAAP or classified as such in the Financial Statements.

(xvi)       “GAAP” means United States generally accepted accounting principles, as in effect from time to time.

(xvii)      “Holdback Premium” means $2,956,250.

(xviii)    “Indebtedness” means, with respect to any Person, as of any specified time, without duplication, any of the following Liabilities (including the outstanding principal amount of, accrued and unpaid interest on and other payment obligations, including any prepayment premiums, make-whole payments or penalties or fines, related expenses, commitment or other fees, fines or penalties payable in connection therewith): any Liabilities of such Person (a) for borrowed money, including any liabilities for installment loans, (b) evidenced by bonds, debentures, notes or similar Contracts, (c) in respect of letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar credit transactions, in each case, to the extent drawn or called upon, (d) for the deferred purchase price of assets, property, business, securities or services, contingent purchase price obligations, holdback or “earn-out” obligations, seller notes or post-closing true-up obligations in connection with any acquisition, whether by merger, stock purchase, asset acquisition or otherwise (including any purchase price adjustment payments) and all obligations of such Person under conditional sale or other title retention agreements (even though the rights and remedies of seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (e) for Finance Lease Obligations, (f) for accrued and unpaid income Taxes (other than any income Taxes that are payable by the Seller Group), (g) for deferred employment, payroll and other similar Tax Liabilities, (h) for breakage or termination obligations under all derivatives, swap or exchange, and other hedging agreements, (i) under securitization or receivables factoring arrangements or transactions; (j) secured by a Lien on the assets of such Person; (k) for any Accrued Bonuses; (l) for declared and unpaid dividends or distributions or amounts owed to the Seller or any of its affiliates; (m) for accrued but unused paid time off for any Company Employees; and (n) for the guarantee of any obligations of any other Person of the type described in the foregoing clauses (a) through (m). Notwithstanding anything to the contrary contained herein, Indebtedness for purposes of calculating the Purchase Price shall not include any amounts to the extent included in Transaction Expenses or the Book Equity calculation.

(xix)      “Initial Adjusted Book Equity” means the sum of (a) Initial Book Equity calculated as of March 31, 2025 (other than Initial Company Indebtedness, which shall be estimated as of immediately prior to Closing) minus (b) Initial Company Cash calculated as of March 31, 2025, in each case as determined in accordance with the Accounting Principles.

(xx)       “Initial Consideration” means an amount equal to the sum of (a) the Initial Book Equity calculated as of March 31, 2025 (other than Initial Company Indebtedness, which shall be estimated as of immediately prior to Closing), plus (b) the Closing Premium minus (c) the Initial Transaction Expenses estimated as of immediately prior to Closing, in each case as determined in accordance with the Accounting Principles.

(xxi)       “Intercompany Indebtedness” means any Indebtedness for borrowed money of any Group Company owed to Seller or any of its affiliates (other than any Group Company), including as set forth on Schedule 1.4.1(h), calculated as of immediately prior to the Closing in accordance with the Accounting Principles.

(xxii)     “Intercompany Receivables” means an amount equal to the accounts receivable of the Group Companies against Seller or any of its affiliates (other than any Group Company), calculated as of immediately prior to the Closing in accordance with the Accounting Principles.

(xxiii)    “Purchase Price” means an amount equal to the sum of (a) the Book Equity calculated as of the Effective Time, plus (b) the Closing Premium, minus (c) the Transaction Expenses calculated as of immediately prior to Closing, in each case as determined in accordance with the Accounting Principles and as adjusted in accordance with this Agreement.

(xxiv)    “Representatives” means, with respect to any Person, its direct or indirect managers, directors, partners, members, stockholders, equityholders, officers, employees, consultants, financial advisors, counsels, accountants and other agents of such Person.

(xxv)     “Restricted Cash” means all cash and cash equivalents subject to any legal or contractual restriction on the ability to freely transfer or use such cash or cash equivalents, as determined in accordance with the Accounting Principles.

(xxvi)    “Transaction Expenses” means, without duplication and to the extent not deducted from Adjusted Book Equity and unpaid as of immediately prior to the Closing, (a) all of the fees, costs and expenses incurred or to be incurred, subject to reimbursement, or payable by or on behalf of any Group Company to third parties, whether accrued for or not, in each case arising out of or in connection with the Transactions, including legal counsel, accountants, advisors, consultants, service providers, brokers, data room providers, investment bankers, finders and other professionals, (b) any Change of Control Payments, and (c) 50% of any filing fee under the HSR Act or any other Antitrust Law.

(xxvii)   “Transaction Related Adjustments” means, without duplication, (i) the elimination of the investment in Netherlands Sub, (ii) the elimination of any Intercompany Indebtedness or Intercompany Receivables, and (iii) the addition of bonus and leave accruals for the Additional Business Employees hired by Buyer from ePlus Technology, inc. (“ePlus Technology”) in connection with the Closing pursuant to Section 5.12.1.

2.2          Initial Consideration; Post-Closing Adjustments.

(a)         Attached as Exhibit A hereto is a statement prepared by Company and Seller with reasonable care (the “Initial Consideration Statement”), together with reasonable supporting detail, data and calculations, setting forth (i) an unaudited consolidated balance sheet of the Group Companies as of March 31, 2025, prepared in accordance with the Accounting Principles, and (ii) the amounts of (A) the Book Equity as of March 31, 2025 (notwithstanding the reference in the definition of Book Equity to the Effective Time) (the “Initial Book Equity”) (provided, that the Initial Book Equity shall under no circumstances exceed the Book Equity Cap, and Buyer shall under no circumstances be required to pay to Seller any amount in respect of the Initial Consideration that exceeds the Book Equity Cap or is based on an amount of Book Equity in excess of the Book Equity Cap), the Company Indebtedness estimated as of immediately prior to the Closing (the “Initial Company Indebtedness”), the Company Cash as of March 31, 2025 (the “Initial Company Cash”), the Transaction Expenses estimated as of immediately prior to the Closing (the “Initial Transaction Expenses”) and the Intercompany Indebtedness estimated as of immediately prior to the Closing (“Initial Intercompany Indebtedness”), (B) the resulting Initial Adjusted Book Equity, (C) the Closing Premium and (D) the resulting Initial Consideration (the foregoing items in this clause (A) through (D), collectively, the “Initial Adjustment Items”). The Initial Consideration Statement shall be solely used for purposes of determining the Initial Consideration.

(b)          [Reserved.]

(c)        Within ninety (90) days after the Closing Date, Buyer will prepare and deliver to Seller a statement (the “Closing Statement”), setting forth (i) the unaudited consolidated balance sheet of the Group Companies as of the Effective Time, prepared in accordance with the Accounting Principles, and (ii) its calculation of the amounts of (A) the Book Equity (the “Closing Book Equity”), the Company Indebtedness (the “Closing Company Indebtedness”), the Company Cash (the “Closing Company Cash”), the Transaction Expenses (the “Closing Transaction Expenses”) and the Intercompany Indebtedness (“Closing Intercompany Indebtedness”), (B) the resulting Closing Adjusted Book Equity, (C) the Closing Premium and (D) the resulting Closing Purchase Price (the foregoing items in clauses (A) through (D), collectively, the “Closing Adjustment Items”), in each case accompanied by reasonably detailed back-up documentation for such calculations. Following Buyer’s delivery of the Closing Statement to Seller and until the final resolution of all disputes relating to the Final Statement, upon reasonable advance notice to Buyer, Buyer shall furnish to Seller and its attorneys and/or accountants reasonable access during normal business hours to such financial books, records, and other information in the possession or control of Buyer and Company, and to the individuals responsible for preparing the Closing Statement, as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised in the Closing Statement, and Buyer shall cause Company to use commercially reasonable efforts to assist Seller in its review of the Closing Statement and the accompanying Closing Adjustment Items calculations. If Buyer does not deliver a Closing Statement and Closing Adjustment Items within such 90-day period, then the Initial Consideration Statement shall be deemed the Final Statement, and be final, conclusive, and binding, and the Initial Adjustment Items shall be deemed the Final Adjustment Items, and be the final, conclusive, and binding calculation of such items, in each case, not subject to appeal.

(d)          Within sixty (60) days after the delivery by Buyer of the Closing Statement and its calculation of Closing Adjustment Items in accordance with Section 2.2(c), Seller shall deliver to Buyer a written notice either approving or objecting to the Closing Statement and the accompanying Closing Adjustment Items calculations (the “Review Notice”). If Seller objects to the Closing Statement and the accompanying Closing Adjustment Items calculation, the Review Notice shall state a description of Seller’s differences (and reasonably detailed back-up documentation for such calculations), if any, with Buyer’s determination of the Closing Statement and the Closing Adjustment Items calculations, together with appropriate revisions (the revised Closing Statement is referred to as the “Counter Closing Statement”), along with appropriate revisions to the Closing Adjustment Items calculations.

(e)        If the Closing Statement and Buyer’s calculations of the Closing Adjustment Items are disputed by Seller under Section 2.2(d), for a period of ten business days beginning on the date of Buyer’s receipt of the Counter Closing Statement, Seller and Buyer shall negotiate in good faith to resolve any differences. If Buyer and Seller agree on the Closing Statement and Closing Adjustment Items, the Closing Statement (with such modifications as agreed upon in writing by Buyer and Seller) shall be deemed the Final Statement and the calculations therein of the Final Adjustment Items they agree upon shall be final, conclusive, and binding, not subject to appeal. If the objection cannot be resolved within such ten business days period, then Buyer and Seller shall submit the Review Notice, the Closing Statement, the Counter Closing Statement, the Closing Adjustment Items calculations and all related work papers (collectively, the “Determination Materials”) to an internationally recognized independent accounting firm mutually agreed to by Seller and Buyer (which agreement shall not be unreasonably withheld, conditioned, or delayed) (the “Accounting Arbitrator”). The Accounting Arbitrator shall review the Determination Materials and shall determine the Final Statement and Final Adjustment Items. In doing so, the Accounting Arbitrator (i) shall act as an expert, not an arbitrator, and not review any matters not specifically identified by the Parties as being in dispute in the Review Notice, and (ii) may not assign a value to any item greater than the greatest value for such items claimed by either Party or less than the smallest value for such items claimed by either Party, and its determination may not be outside the range comprised of Buyer’s calculation of Closing Adjustment Items and Seller’s calculation of Closing Adjustment Items. The Accounting Arbitrator shall make its determination in accordance with the Accounting Principles and the other provisions in this Agreement. The Accounting Arbitrator’s decision shall be final, conclusive, binding, and non-appealable except for manifest error or fraud, and the Closing Statement, together with the calculation of Closing Adjustment Items, as modified by the Accounting Arbitrator, shall be deemed to have been accepted by Seller and Buyer as the Final Statement and Final Adjustment Items, respectively. The fees, expenses and costs of the Accounting Arbitrator incurred by the Parties in connection with the Accounting Arbitrator’s review hereunder shall be (i) borne by Seller in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Arbitrator pursuant to this Section 2.2(e) that are unsuccessfully disputed by Seller (as finally determined by the Accounting Arbitrator) bears to the aggregate dollar amount of all disputed items submitted to the Accounting Arbitrator pursuant to this Section 2.2(e), and (ii) borne by Buyer in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Arbitrator pursuant to this Section 2.2(e) that are unsuccessfully disputed by Buyer (as finally determined by the Accounting Arbitrator) bears to the aggregate dollar amount of all disputed items submitted to the Accounting Arbitrator pursuant to this Section 2.2(e). The total amounts of the disputed items shall be calculated on an absolute value basis for purposes of determining the fees. For example, if Buyer claims the amount in objection is $1,000,000 and Seller claims the amount is $0 and the Accounting Arbitrator determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear sixty percent (60%) of the fees and expenses of the Accounting Arbitrator and Seller shall bear the remaining forty percent (40%) of the fees and expenses of the Accounting Arbitrator. All determinations in accordance with this Section 2.2(e) shall be in writing and shall be delivered to each Party.

(f)          The statement setting forth the Book Equity, the Company Indebtedness, the Company Cash, the Transaction Expenses and the Intercompany Indebtedness, together with the corresponding Final Adjusted Book Equity, Closing Premium, Final Purchase Price and Final Purchase Price Adjustment, as finally determined either through agreement of Seller and Buyer (deemed or otherwise), including pursuant to the last sentence in Section 2.2(c) in the event Buyer fails to submit the Closing Statement, by agreement of Seller and Buyer pursuant to the second sentence of Section 2.2(e) or through the determination of the Accounting Arbitrator, is referred to herein as the “Final Statement.” The determination of (i) the Book Equity set forth in the Final Statement is referred to as the “Final Book Equity” (provided, that the Final Book Equity shall under no circumstances exceed the Book Equity Cap, and Buyer shall under no circumstances be required to pay to Seller any amount in respect of the Final Purchase Price that exceeds the Book Equity Cap or is based on an amount of Book Equity in excess of the Book Equity Cap), (ii) the Company Indebtedness set forth in the Final Statement is referred to as the “Final Company Indebtedness”, (iii) the Company Cash set forth in the Final Statement is referred to as the “Final Company Cash”, (iv) the Transaction Expenses set forth in the Final Statement is referred to as the “Final Transaction Expenses” and (v) the Intercompany Indebtedness (“Final Intercompany Indebtedness”) (the foregoing items in clauses (i) through (v), collectively, the “Final Adjustment Items”). The Final Adjusted Book Equity, the Closing Premium and the resulting Final Purchase Price shall be calculated on the basis of the Final Adjustment Items.

(g)          If:

(i)          the Final Purchase Price Adjustment is a positive amount, then (i) within five (5) business days after the Final Statement becomes final in accordance with the terms of this Section 2.2, Buyer shall pay the Final Purchase Price Adjustment in cash to Seller by wire transfer of immediately available funds;

(ii)        the Final Purchase Price Adjustment is a negative amount, Seller shall pay the Final Purchase Price Adjustment in cash to Buyer by wire transfer of immediately available funds; and

(iii)       if the Final Purchase Price Adjustment is zero dollars ($0), then no further payment in respect of the Purchase Price shall be made as a result of the post-closing adjustments hereunder.

(h)         Any payment under Section 2.2(g)(i) or 2.2(g)(ii) shall be treated as an adjustment to the Purchase Price for all Tax purposes, to the maximum extent permitted by applicable law.

2.3          Earn-Out.

2.3.1     Subject to the following terms and conditions, Buyer shall make the following payments, if any, in cash to Seller (the Transaction Gains Earn-Outs, if any, and the FMV Lease Origination Earn-Outs, if any, collectively, the “Earn-Out Payments”) with respect to the three consecutive twelve month periods following the Closing Date (each such twelve month period, individually and collectively, as the case may be, a or the “Post-Closing Period”):

(a)         If the Transaction Gains Earn-Out Threshold for the applicable Post-Closing Period is met, an amount equal to the product of (a) fifty percent (50%) multiplied by (b) the excess, if any, of (i) the Federal Syndication Transaction Gains (as defined below) actually achieved by the Expo Platform in respect of the applicable Post-Closing Period over (ii) the Transaction Gains Earn-Out Threshold (as defined below) for the applicable Post-Closing Period, if any, payable in respect of the applicable Post-Closing Period (“Transaction Gains Earn-Out”). The “Transaction Gains Earn-Out Threshold” shall be as follows:

(i)           In respect of the first Post-Closing Period, the Federal Syndication Transaction Gains, if any, must exceed $5.9 million;

(ii)          In respect of the second Post-Closing Period, the Federal Syndication Transaction Gains, if any, must exceed $5.41 million; and

(iii)        In respect of the third Post-Closing Period, the Federal Syndication Transaction Gains, if any, must exceed $5.72 million.

(iv)        “Federal Syndication Volume” means the aggregate net book value of successfully syndicated (pursuant to a Syndication Agreement) receivables under all Customer Leases between any Person (as lessor) who originates Contracts for which a U.S. federal Governmental Entity or a prime contractor acting on behalf of a U.S. federal Governmental Entity is the Obligor, on the one hand, and a U.S. federal Governmental Entity (as lessee), on the other hand (“Federal Customer Lease”), in respect of which a Group Company acquired from the lessor the right to payment of a monetary obligation, owed and payable by such U.S. federal Governmental Entity under such Federal Customer Lease. The Parties agree that the classification of the lessee as a U.S. federal Governmental Entity for the purpose of determining a Federal Customer Lease shall be made consistent with the Group Companies’ past practice.

(v)         “Federal Syndication Transaction Gains” means the sum of (i) the sales proceeds received by the Group Companies from all successful syndications (pursuant to a Syndication Agreement) less the net book value (in each case, as determined in accordance with the Accounting Principles as consistently applied in the Post-Closing Period in respect of which a Transaction Gains Earn-Out is sought to be determined, and attributable to the Federal Syndication Volume originated and successfully syndicated (pursuant to a Syndication Agreement) in the applicable Post-Closing Period in respect of which the Transaction Gains Earn-Out is sought to be determined) minus (ii) any amount attributable to FMV Lease Origination Earn-Out (as defined below) on Federal Customer Leases, if any, payable in respect of the applicable Post-Closing Period.

(vi)       For the purposes of the Transaction Gains Earn-Out, syndication volumes shall be taken to: (i) exclude syndications to any person, company, vehicle, partnership or other entity controlled, advised or managed by HPS Investment Partners, LLC, HPS Advisors, LLC or any controlled affiliate of the foregoing (an “HPS Person”); and (ii) include syndications to any person that is not an HPS Person (including, for the avoidance of doubt, any affiliate of BlackRock, Inc. that is not an HPS Person).

(vii)       “Expo Platform” means the business, assets, properties, liabilities, management, employees, customer relationships, financing sources and goodwill of the Group Companies, taken as a whole (but does not mean any specific Group Company or the Group Companies as a whole). The Parties agree that the intent of this definition is to measure the Federal Syndication Volume and the FMV Volume by reference to the leasing platform of the Group Companies even if one or more Group Companies are sold, merged or cease to be standalone entities (rather than by reference to any specific Group Company or the Group Companies as a whole).

(b)         Subject to the FMV Lease Origination Earn-Out Cap (as defined below), an amount equal to the applicable Origination Portion (as defined below) in respect of the applicable Post-Closing Period in respect of which the FMV Lease Origination Earn-Out is subject to be determined (the “FMV Lease Origination Earn-Out”).

(i)           “FMV Lease Agreements” means Customer Leases that do not either (x) include a transfer of ownership of the underlying asset to the lessee by the end of the lease term or (y) grant the lessee a bargain option to purchase the underlying asset that the lessee is reasonably certain to exercise, in each case as determined in accordance with the Accounting Principles. A FMV Lease Agreement may be classified as either a sales-type lease or an operating lease under GAAP.

(ii)         “FMV Volume” means the aggregate original net cost (inclusive of any rebates or discounts thereon) underlying the lease receivables originated under all FMV Lease Agreements originated and entered into by the Expo Platform (as lessor) in the applicable Post-Closing Period.

(iii)        “Origination Portion” means the sum of (a) one percent (1%) of the excess, if any, of (i) the lesser of the FMV Volume for the applicable Post-Closing Period or $100 million over (ii) $50 million plus (b) one and one-half percent (1.5%) of the excess, if any, of the FMV Volume for the applicable Post-Closing Period over $100 million.

(iv)        If the FMV Volume does not exceed $50 million in respect of any of the three Post-Closing Periods, no FMV Lease Origination Earn-Out shall be payable in respect of such Post-Closing Period.

(v)          Notwithstanding anything to the contrary, the FMV Lease Origination Earn-Out in respect of all Post-Closing Periods in the aggregate shall not exceed $10 million (the “FMV Lease Origination Earn-Out Cap”).

2.3.2      All calculations and determinations in respect of any Earn-Out Payment shall be made in accordance with the Accounting Principles as consistently applied in the Post-Closing Period in respect of which an Earn-Out Payment is sought to be determined. Within ninety (90) calendar days after the expiration of any Post-Closing Period, Buyer shall provide Seller with a statement setting forth Buyer’s calculation of any Earn-Out Payment in respect of such expired Post-Closing Period. Buyer will provide reasonable access, during normal business hours, in a non-disruptive manner and upon reasonable prior notice, to Seller and its advisors, all personnel, advisors, records and work papers used in preparing or otherwise related to such calculation. Within thirty (30) calendar days after Buyer’s delivery of such statement, Seller shall have the right to dispute any aspect of such calculations; provided, that, in the event either Buyer or Company do not provide any papers or documents reasonably requested by Seller or any of its authorized representatives and readily available to Buyer or Company within five (5) days of request therefor (or such shorter period as may remain in such thirty-day period), such thirty-day period shall be extended by one day for each additional day required for Buyer or Company to fully respond to such request and, in the event of any such dispute of the calculations, Section 2.2(d) et seq. shall apply mutatis mutandis. Buyer shall make payment in cash to Seller within five (5) business days from the final determination of the applicable Earn-Out Payment, if any.

2.3.3      Buyer’s obligation to make any Earn-Out Payment is an independent obligation, and the obligation to pay any of the Earn-Out Payments shall not obligate Buyer to make the respective other Earn-Out Payments or any portion thereof. Each Earn-Out Payment shall be determined for each applicable Post-Closing Period separately and without taking into account any data in respect of any other Post-Closing Period. Without limiting the generality of the foregoing sentence, if the conditions for any Earn-Out Payment were not met in any Post-Closing Period, there shall be no catch-up even if such conditions were met, individually or in the aggregate, in a subsequent or prior Post-Closing Period.

2.3.4      Subject to the terms of this Agreement, subsequent to the Closing Date through the end of the Post-Closing Period, Buyer and Company covenant and agree not to terminate, without cause, any of the Key Executives, it being understood and agreed that Buyer, Company and their respective affiliates shall have no liability or obligation or fiduciary duty to Seller with respect to the achievement or maximization of any Earn-Out Payment.

2.3.5      Seller shall not have the right to transfer or assign any interest or right it may have in or to receive or participate in any portion of any Earn-Out Payment and any attempt to do so shall be null and void, other than (i) to an affiliate of Seller (provided, that if such assignee subsequently ceases to be an affiliate of Seller, Seller shall cause such assignee to promptly transfer such interest or right back to Seller), (ii) in connection with the sale of all or substantially all assets of Seller or (iii) with Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that each such transfer shall comply with applicable securities laws and each such transferee shall make appropriate securities laws representations and warranties to Buyer and Company.

2.4         Withholding Rights. Buyer and its affiliates and Representatives shall be entitled to deduct and withhold from the Purchase Price and any other payments contemplated by this Agreement or the Transaction Documents such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable law. Taxes withheld pursuant to this Section 2.4 by Buyer, as the case may be, shall be (a) timely remitted by Buyer to the appropriate Governmental Entity and (b) treated for all purposes under this Agreement and the other Transaction Documents as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III.
 REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties Regarding Company. Except as provided in a correspondingly numbered disclosure schedule delivered by Seller to Buyer dated as of the Execution Date (each a “Schedule” and together the “Disclosure Schedule”) (exceptions and disclosures provided in any section of the Disclosure Schedule shall apply to any other section of the Disclosure Schedule to the extent the relevance to such other section or sections is readily apparent on its face), Seller represents to Buyer as of the Execution Date and as of the Closing Date (except where a representation or warranty is made herein as of a specified date, in which case as of such date) as follows:

3.1.1      Organization, Standing, and Power.

(a)        Each Group Company is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and has all requisite power (corporate or otherwise) and authority to own, lease, and operate its properties and to carry on the business as is currently conducted by the Group Companies (the “Business”). Each Group Company is duly qualified and in good standing to do business in each jurisdiction in which the character of the property and assets owned, leased, or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in aggregate, a Company Material Adverse Effect. Company has full right, power and authority necessary to carry on the Business as it is now being conducted. “Company Material Adverse Effect” means any event, change, occurrence, development, state of facts or effect, individually or in the aggregate, (i) that has had, is or would reasonably be expected to be materially adverse to the financial condition, business, assets, or results of operations of a Group Company, taken as a whole, except to the extent resulting from (A) changes in general economic conditions, (B) changes affecting Company’s industry generally, (C) acts of war or terrorism (or escalations thereof), (D) changes in applicable law, (E) changes in GAAP, (F) acts of God, including earthquakes, hurricanes, tornadoes, fires, floods or other natural disasters, or pandemics, and (G) compliance with the terms and conditions of this Agreement (provided, that in each case of clauses (A), (B), (C), (D), (E) and (F), such event, change, or effect does not affect Company as compared to others in its industry in a substantially disproportionate manner), (ii) that would prevent or materially impair the ability of Company to consummate the Transactions on a timely basis or (iii) that would materially impair the ability of Buyer to operate the business of the Group Companies immediately after Closing in substantially the manner operated by the Group Companies before Closing.

(b)       Prior to the Execution Date, Company has delivered or made available to Buyer true, complete and correct copies of each Group Company’s Organizational Documents, registers and minutes of each Group Company, in each case, as amended as of the Execution Date. All material actions taken by each Group Company have been duly authorized. Schedule 3.1.1(b) lists each Group Company’s jurisdiction of incorporation or formation, the jurisdictions in which it is qualified to conduct business, and its authorized, and issued and outstanding capitalization. For purposes of this Agreement, “Organizational Documents” means (i) in the case of a Person that is a corporation, its certificate or articles of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of incorporation; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

3.1.2       Capital Structure.

(a)          The Units are the only issued and outstanding equity interests of Company, and all of the Units are beneficially and of record owned by Seller. Upon consummation of the Transactions, Buyer will beneficially and of record own all of the Units, free and clear of all Liens.

(b)         All Units are duly authorized, validly issued, fully paid, non-assessable and not subject to any preemptive rights or similar rights under applicable law, Company’s Organizational Documents, or any agreement to which Seller or a Group Company is a party or by which Seller or a Group Company is bound. There are no options, warrants, calls, conversion rights, commitments, agreements, restrictions, equity-linked securities, or rights of any character to which Seller or any Group Company is a party or by which Seller or any Group Company is bound obligating any Group Company to issue additional securities. There are no accrued and unpaid dividends with respect to any outstanding Units.

(c)         Company is the sole legal and beneficial owner, directly or indirectly, of all outstanding shares of capital stock, membership interests or other equity interests of each Group Company, free and clear of all liens (other than Liens arising under applicable securities laws and Liens that will be terminated at or prior to the Closing), encumbrances, pledges, security interests, charges, claims, community property interests, mortgages, easements, encroachments, rights of way, restrictions on transfer, Taxes, purchase rights, Contracts, commitments, options, warrants, or restrictions of any kind, including any restrictions on use, voting, receipt of income or exercise of any other attribute of ownership, as applicable (“Liens”), all such shares or interests are duly authorized, validly issued, fully paid, and nonassessable and Company has the right to exercise all voting and other rights over each Group Company.

(d)         Other than the Group Companies, Company does not have any subsidiaries, and does not otherwise own or control, directly or indirectly, share of capital stock of any other corporation, or any membership interest or other equity interest in any partnership, limited liability company, joint venture or other non-corporate business entity or enterprise. No Group Company is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than as set forth on Schedule 3.1.2(g).

(e)          No Group Company has outstanding:

(i)         any debt, the holders of which (A) have the right to vote (or are convertible or exercisable into securities having the right to vote) with shareholders, members or other equityholders of such Group Company on any matter, or (B) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the Transactions;

(ii)         any restricted stock, restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, or other stock-based or equity-linked securities of a similar nature; or

(iii)      as of the date of this Agreement, any Intercompany Indebtedness other than the Intercompany Indebtedness set forth on Schedule 1.4.1(h). At the consummation of the Closing, such Intercompany Indebtedness will have been settled and paid off in full in accordance with Section 1.4.2 and the balance of Intercompany Indebtedness and Intercompany Receivables is zero dollars ($0).

(f)         There is no agreement or right requiring or otherwise providing for the issuance, purchase, repurchase, registration, transfer or redemption of any shares, membership interests or other equity interests of a Group Company, and no Group Company has redeemed any shares, membership interests or other equity interests. No Group Company owns or holds the right to acquire any security or interest in any other Person. There are no voting trusts, proxies or other agreements with respect to the voting or transfer of the capital stock, membership interests or outstanding bonds, debentures, notes or other Indebtedness of any Group Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) or other equity interest of a Group Company.

(g)        Schedule 3.1.2(g) lists the ownership of the outstanding capital stock or other equity interests of each Group Company. All outstanding shares of capital stock, membership interests or equity interests of a Group Company are validly issued, fully paid, nonassessable, and not subject, under applicable law, each Group Company’s Organizational Documents, or to any contract to which a Group Company is a party or by which a Group Company may be bound, to any preemptive rights, rights of refusal or first offer, registration or other outstanding rights, options, warrants, conversion rights, unit appreciation rights, phantom equity rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which a Group Company is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any equity interests of such Group Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Seller has delivered or made available to Buyer true, complete and correct copies of the Organizational Documents of each Group Company. No Group Company is in violation of any provisions of its Organizational Documents. The capital stock, membership interests or other equity interests of each Group Company were not issued in violation of any other agreement, arrangement or commitment to which the applicable Group Company is a party or is subject to.

3.1.3      Authority. Company has all requisite limited liability company power and authority to execute and deliver this Agreement and any other Transaction Document to which it is or will be a party, and to consummate the Transactions. The execution and delivery by Company of this Agreement and any other Transaction Document to which it is or will be a party, and the performance of Company’s obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on the part of Company, and no other proceedings on the part of any Group Company, or its shareholders, members or other equityholders are necessary to authorize this Agreement, and any other Transaction Document to which it is or will be a party, or to consummate the Transactions. This Agreement and each other Transaction Document to which it is or will be a party, has been or will be, as applicable, duly executed and delivered by Company, and constitutes a valid, legal and binding obligation of Company, enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”).

3.1.4      Consents and Approvals; No Conflicts. The execution and delivery of this Agreement or any other Transaction Documents do not, and the consummation of the Transactions do not and will not, conflict with or result in any material violation of, or default under, or require a consent or notice under, or give to any person any right of acceleration, termination, modification, cancellation, reversal or repurchase, in each case, with or without notice or lapse of time, or both (any such conflict, violation, or default or other consequence, a “Violation”): (a) any provision of the Organizational Documents of any Group Company; (b) any agreement, arrangement or instrument of any kind, including any amendments and other modifications thereto (each a “Contract”) to which any Group Company is a party; (c) judgment or order applicable to any Group Company; or (d) any applicable law, except, in the case of clauses (b) through (d), where such Violation has not had and would not reasonably be expected to have, individually or in aggregate, a Company Material Adverse Effect. Except for the Antitrust Approvals, no consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by, any court, administrative agency, or commission, or arbitrator, or other governmental authority or instrumentality, whether federal, state, or local, domestic or non-US (each a “Governmental Entity”) (each, a “Governmental Consent”), is required by or with respect to any Group Company in connection with the execution and delivery of this Agreement or the consummation by the Group Companies of the Transactions.

3.1.5       Financial Statements; Books and Records.

(a)          True, correct, and complete copies of the unaudited consolidated balance sheet of the Group Companies as of March 31, 2022, March 31, 2023, March 31, 2024 and March 31, 2025 (the latter date, the “2025 Balance Sheet Date”, and the unaudited consolidated balance sheet of the Group Companies as of the 2025 Balance Sheet Date, the “2025 Balance Sheet”) and the related statements of income (collectively, the “Financial Statements”) are set forth in Schedule 3.1.5(a). The Financial Statements, (i) comply in all material respects with all accounting requirements applicable to the respective Group Company, (ii) have been prepared in accordance with GAAP, consistently applied, and extracted from the books and records of the Group Companies which are accurate and complete, and (iii) fairly present, in all material respects, the financial position of each Group Company as at such dates and the results of its operations and cash flows for the periods then ended (subject in the case of unaudited financial statements, to normal, recurring audit adjustments not material in scope or amount thereto). Since the 2025 Balance Sheet Date, there has been no change in any Group Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Financial Statements.

(b)         Except as reflected on the 2025 Balance Sheet, the Group Companies have no outstanding indebtedness for borrowed money and there are no outstanding guarantees by the Group Companies of indebtedness for borrowed money of any other Person. None of the Group Companies has outstanding bonds, debentures, notes or, other than as referred to in this Section 3.1.5 and Section 3.1.2, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Seller on any matter.

(c)         Company has delivered or made available to Buyer true, complete and correct copies of each Group Companies’ ownership records regarding shares of capital stock, membership interests or other equity interests, and minute books.

3.1.6      Litigation. There is no, and since January 1, 2021 there has not been any, material claim, cause of action, suit, demand, or legal proceeding (“Action”) pending or, to Company’s knowledge, threatened, against or by any Group Company, or any of their officers, directors, or employees arising in connection with their service or employment with any Group Company, or any of their assets or properties before any Governmental Entity. There is no, and since January 1, 2021, there has not been, any material investigation pending or, to Company’s knowledge, threatened against any Group Company, before any Governmental Entity. There are no, and since January 1, 2021 there has not been any, outstanding orders, writs, judgments, injunctions, decrees, stipulations, determinations or awards entered by or with any Governmental Entity against any Group Company or any of its assets or properties that would be, or reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole. “Knowledge” and other derivations of “know” with respect to Company means the actual knowledge of the individuals listed on Schedule 3.1.6(a) after due inquiry.

3.1.7     Undisclosed Liabilities. No Group Company has any liabilities, obligations or commitments (whether absolute, accrued or unaccrued, contingent, asserted or unasserted, known or unknown, matured or contingent) (collectively, “Liabilities”), except for Liabilities that (a) are reserved for in the 2025 Balance Sheet in accordance with GAAP and reserved for in accordance with the Reserve Policy, (b) have arisen in the ordinary course of business consistent with past practice since the 2025 Balance Sheet Date (none of which is a Liability resulting from a breach of contract, claim, breach of warranty, tort, infringement or misappropriation environmental matter, or that relates to any cause of action claim or lawsuit), or (c) would not reasonably be expected to be, individually or in the aggregate, material to the business of the Group Companies taken as a whole.

3.1.8    Permits. All material permits, licenses, authorizations, registrations, certificates, variances, franchises, grants, exceptions, consents, approvals, clearances, permissions, qualifications, orders and similar permit rights obtained, or required to be obtained, from a Governmental Entity (“Permit”) required for the Group Companies to own, lease and operate the Group Companies’ business and assets, and conduct the Business as currently conducted, have been obtained by, and are in the possession of, the Group Companies, are in full force and effect, and are being, and since January 1, 2021 have been, complied with in all material respects, and are listed on Schedule 3.1.8.

3.1.9       Employees.

(a)          Schedule 3.1.9(a)-1 contains a true, correct and complete list of each Company Employee (as defined below) and each such employee’s base salary or hourly wage (as applicable), current year’s target bonus or incentive opportunity (and prior year’s actual bonus or incentive payment), position, work location, employing entity, active, leave or layoff status, whether classified as exempt or non-exempt from overtime rules, date of hire, and any visa or work permit status and the date of expiration, as applicable. All Company Employees are at will, terminable at any time without penalty or any severance, change-in-control or golden parachute obligation. All of the Company Employees are located in the United States. All employees needed to run the Business are employees of the Group Companies other than the employees of ePlus Technology set forth on Schedule 3.1.9(a)-2 who provide 90% or more of their services to the Business (the “Additional Business Employees”) except as otherwise set forth in the Transition Services Agreement. None of the employees of the Group Companies primarily provide services to Seller or one of its affiliates (other than a Group Company).

(b)        Schedule 3.1.9(b) contains a true, correct and complete list of each individual retained as an independent contractor currently performing services for a Group Company, the services performed, location, entity retaining each such contractor, service fees, full- or part-time status, and each such independent contractor’s dates of service and notice required to terminate the relationship. No such individual performs services for a Group Company primarily outside of the United States. The Group Companies do not have any leased employees.

(c)         Each Group Company and ePlus Technology (with respect to the Additional Business Employees) is, and since January 1, 2021 has been, in material compliance with and does not have any material Liabilities for any violation of, applicable laws and regulations respecting employment, termination of employment, hiring, engagement and retention of contract labor, discrimination in employment, harassment, retaliation, disability accommodation, wages, hours, worker classification (including employees, interns, and contractors), fair labor standards, rest and meal periods, leaves of absence, vacation pay, sick leave, layoffs (including the WARN Act), employee background and credit checks, drug testing, employee privacy, restraints on trade and employee mobility, workers’ compensation, collective bargaining, immigration and work authorization, e-Verify obligations, occupational safety and health practices, federal contractors and subcontractors including regulations as issued by the Office of Federal Contract Compliance Programs, the Service Contract Act, and all other terms and conditions of employment. Each Group Company and ePlus Technology (with respect to the Additional Business Employees) has, in all material respects, properly classified for all purposes all individual Persons who have performed services for or on behalf of each Group Company or ePlus Technology (with respect to the Additional Business Employees), as applicable. No Group Company or ePlus Technology (with respect to the Additional Business Employees) has received any written notice of intent by any Governmental Entity responsible for the enforcement of applicable laws relating to labor or employment to conduct an investigation or audit relating to any Group Company or ePlus Technology (with respect to the Additional Business Employees), and no such investigation or audit is, to Company’s Knowledge, in progress or has occurred since January 1, 2021.

(d)         There are no, and since January 1, 2021 there have been no, (i) controversies pending or, to Company’s Knowledge, threatened, between a Group Company and any of its current or former employees, current or former Persons that applied for employment with a Group Company, or current or former interns or independent contractors or between ePlus Technology and the Additional Business Employees, which controversies have or could reasonably be expected to result in an Action, suit, proceeding, claim, arbitration, or investigation before any Governmental Entity, agency, court, or tribunal, foreign or domestic, or (ii) any other Action or claim pending or, to Company’s Knowledge, threatened, in any Governmental Entity, court, tribunal or administrative agency, foreign or domestic, from any current or former employee, any current or former Person that applied for employment with a Group Company, or any current or former intern or independent contractor or any Additional Business Employee, arising out of a Group Company’s or ePlus Technology’s (with respect to the Additional Business Employees) status as employer or purported employer or any workplace practices or policies, whether in the form of claims for discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise.

(e)         Each Group Company and ePlus Technology (with respect to the Additional Business Employees) is not, and since January 1, 2021 has not been, a party to any collective bargaining agreement or other labor union contract, and to the Knowledge of Company, no activities or proceedings of any labor union to organize any employees of a Group Company or ePlus Technology (with respect to the Additional Business Employees) are being, or since January 1, 2021 have been, conducted. There are no countries in which a works council or similar employee organization represents employees of a Group Company or the Additional Business Employees. There are no, and since January 1, 2021 there have been no, strike, work slowdown, work stoppage or other material labor dispute involving any employees of a Group Company or the Additional Business Employees nor to the Knowledge of Company is any such strike, work slowdown, work stoppage or other material labor dispute threatened.

(f)          No Group Company has received and ePlus Technology (with respect to the Additional Business Employees) has not received any written notice that any of their respective employees is in violation of any employment, consulting, confidentiality, proprietary rights, non-competition, non-solicitation, or similar agreement since January 1, 2021, and Company has no Knowledge of any such violations.

(g)         Since January 1, 2021, no Group Company has implemented any employment losses, plant closures or relocations that gave rise to notice or similar obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related local, state, or foreign law (“WARN Act”). Schedule 3.1.9(g) contains a true, complete and correct list, as of the Execution Date, of each employee of any Group Company (and each employee of ePlus Technology who provided services to the Business) who had an employment loss (within the meaning of the WARN Act) within the 90 day period prior to the Execution Date, including for each such employee, his or her employee number, work location, the member of the Group Company that employs such individual, the date of termination, and the reason for termination (the “Employee Termination List”).

(h)         There has been no allegation brought (internally or otherwise) by any current or former employee of, or any current or former independent contractor to, a Group Company or any Additional Business Employee, or by any applicant for employment with a Group Company, that any officer, director, manager or senior management or supervisory employee of a Group Company or any of its affiliates (including Seller) has engaged in sexual harassment or misconduct since January 1, 2021. Neither any Group Company nor ePlus Technology (with respect to the Additional Business Employees) has entered into any settlement agreement related to allegations of sexual harassment or misconduct by any officer, director, manager or senior management or supervisory employee of any Group Company or ePlus Technology (with respect to the Additional Business Employees) since January 1, 2021.

3.1.10     Employee Benefit Plans.

(a)        Schedule 3.1.10(a) lists each (i) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), (ii) each incentive or deferred compensation, bonus, commission, equity incentive, employment, consulting, severance, retention, change of control, profit sharing, retirement, health or welfare, post-employment health or welfare, vacation or paid-time-off, stock purchase or stock option (or other equity or phantom equity) plan, policy, program, agreement, or arrangement, and (iii) each other material employee benefit plan, policy, program, agreement, or arrangement, in each case, established, maintained, or sponsored by a Group Company or any of its affiliates (including Seller) or with respect to which a Group Company or any of its affiliates (including Seller) contributes or is obligated to contribute on behalf of or which covers any currently active, former or retired director, officer, employee or individual independent contractor of a Group Company or the Additional Business Employees (or any of their respective spouses, beneficiaries or dependents) or with respect to which a Group Company has or may have any Liability (each a “Plan”); provided, however, that any employment offer letters or consulting agreements that can be terminated by a Group Company on no more than thirty (30) days’ advance notice without liability and do not provide for any severance, change-of-control, transaction, retention or similar compensation or benefits do not need to be listed on Schedule 3.1.10(a) (but, for the avoidance of doubt, are still included in the definition of Plan). Any Plans that are sponsored or maintained solely by one or more Group Companies are separately identified on Schedule 3.1.10(a) with an asterisk (*) and are referred to herein as “Company Plans”. Each Company Plan is exclusive to a Group Company and no individual who is not a current or former director, officer, employee or individual independent contractor of a Group Company participates in any Company Plan. No Plan is subject to the laws of any jurisdiction outside of the United States.

(b)         With respect to each Company Plan (where applicable), Company has made available to Buyer current, correct, and complete copies of (where applicable) (i) any plan document and related trust documents or other funding arrangements, and all amendments to the same, (ii) any material, non-routine notices or correspondence to or from any Governmental Entity in respect of any such Company Plan within the prior three (3) years, (iii) the last three (3) Form 5500 and all schedules and attachments to the same, (iv) the most recent IRS determination or opinion (or advisory) letter (and any pending applications for an IRS determination letter and any correspondence with the IRS related thereto), (v) the most recent summary plan descriptions, including any summaries of material modifications to the same, and (vi) the last three audited financials and the last three actuarial valuation reports. With respect to each Plan (other than a Company Plan) (where applicable), Company has made available to Buyer current, correct, and complete copies of (where applicable) (i) any plan document (or written summaries of any unwritten plan), (ii) the most recent IRS determination or opinion (or advisory) letter (and any pending applications for an IRS determination letter and any correspondence with the IRS related thereto), and (iii) the most recent summary plan descriptions, including any summaries of material modifications to the same. Company has made available to Buyer current, correct and complete copies of any employee handbook applicable to employees of the Group Companies and the Additional Business Employees.

(c)         Each Plan is and has been operated, maintained, funded, and administered in material compliance with all applicable laws, including ERISA and the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), and the terms of each such Plan. Any Plan intended to be qualified under Code Section 401(a) is the subject of a favorable determination or is entitled to rely on an opinion letter issued by the Internal Revenue Service (“IRS”) and no events have occurred that could adversely affect such qualified status. There has been no non-exempt “prohibited transaction” within the meaning of Code Section 4975 or ERISA Section 406, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Plan that would be reasonably likely to subject a Group Company or any of its officers, directors or employees to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable law.

(d)         There are no pending, or to the Knowledge of Company, threatened Actions or claims against or otherwise involving any of the Plans (excluding routine claims for benefits in the ordinary course of business consistent with past practice) and no suit, Action, or other litigation has been brought against or with respect to any Plan. No Plan provides and neither any Group Company nor ePlus Technology has any obligation to provide post-employment health or welfare benefits to any officers, directors, employees or independent contractors of a Group Company or any Additional Business Employees following their termination or retirement, except as required by Section 4980B of the Code or other similar applicable state law or to avoid excise taxes under Code Section 4980B and except for coverage provided through the end of the month in which an employee terminates employment (in accordance with applicable Plan documents and insurance policies). All contributions and other payments required by and due under the terms of each Plan and applicable law have been timely paid in accordance with the terms of such Plan and applicable law.

(e)         No Company Plan is currently, or since January 1, 2021 has been, under investigation or audit by any Governmental Entity and, to the Knowledge of Company, no such investigation or audit is contemplated or under consideration, and no Company Plan is, or since January 1, 2021 has been, the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(f)          No Plan is and the Group Companies do not sponsor, maintain, participate in or contribute to (and are not required to contribute to), have not at any time within the last six years sponsored, maintained, participated in or contributed to (or been required to contribute to), and have no liability with respect to, any plan that is covered by Title IV of ERISA or Code Section 412, any “multiemployer plan” (within the meaning of ERISA Section 4001(a)(3)), any “multiple employer plan” (within the meaning of Code Section 413(c)), or any multiple employer welfare arrangement (within the meaning in ERISA Section 3(40)), including in each case as a consequence of at any time being considered a single employer under Code Section 414 with any other Person.

(g)         Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in combination with another event), (i) increase the amount of compensation or benefits otherwise payable under any Plan, (ii) result in the acceleration of the time of payment, exercisability, funding and/or vesting of any such compensation or benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former officer, director, employee or independent contractor of a Group Company or any Additional Business Employee.

(h)         In connection with the execution of this Agreement or the consummation of the Transactions, no payment or benefit (or series of payments or benefits) has been, shall be, or may be made or provided, including under this Agreement, under any arrangement contemplated by this Agreement, or under any Plan or Contract or otherwise that, either alone or together with any other payments or benefits, constitutes or could constitute a “parachute payment” within the meaning of Code Section 280G(b)(2). No Group Company has any, and ePlus Technology (with respect to the Additional Business Employees) has no, obligation to gross up, indemnify or otherwise reimburse any current or former officer, director, employee or independent contractor of a Group Company or any Additional Business Employee for any Taxes, interests or penalties incurred pursuant to Section 409A or 4999 of the Code.

3.1.11     Title to and Sufficiency of Assets; Real Property.

(a)         Each Group Company has good and valid title to, or a valid leasehold interest in, all personal property and other assets reflected in the 2025 Balance Sheet or acquired after the 2025 Balance Sheet Date that would be required to be reflected on the Company balance sheet prepared in accordance with GAAP, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the 2025 Balance Sheet Date. All such properties and assets (collectively, “Company Property”) are free and clear of Liens, except for the following (collectively referred to as “Permitted Encumbrances”):

(i)           those items set forth in Schedule 3.1.11(a);

(ii)          Liens with respect to Taxes not yet due and payable;

(iii)        mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith by appropriate proceedings with respect to which there are adequate reserves and are not, individually or in the aggregate, material to the business of the Group Companies;

(iv)        easements, rights of way, zoning ordinances and other similar encumbrances of public record affecting any real property owned by a Group Company which are not violated by a Group Company in any material respect; or

(v)         liens arising under or related to conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.

(b)          No Group Company owns, or has ever owned, any real property.

(c)          No Group Company is a party to any lease, sublease, license agreement or other occupancy agreement for real property.

(d)          After giving effect to the Pre-Closing Reorganization and taking into account the services to be provided under the Transition Services Agreement, (i) the Company Property and Company Leases constitute (together with the Company Owned Intellectual Property) the entirety of the assets, properties and rights which are owned, used or held for use in the operation of the respective businesses of the Group Companies as currently conducted and currently proposed to be conducted, (ii) are sufficient and suitable in all material respects for the operation of the respective businesses of the Group Companies as currently conducted and currently proposed to be conducted, (iii) immediately following the consummation of the Closing, the Group Companies will have good, valid and marketable title to, or a valid leasehold interest in, all the assets, properties and rights necessary, and that are sufficient in all material respects to continue, to conduct their respective businesses as currently conducted and currently proposed to be conducted, and (iv) no Person that is an affiliate of a Group Company (other than another Group Company) or any director, manager or officer of any such Person has any equity interest in or valid right to use any assets, properties or rights used in the respective businesses of the Group Companies.

(e)         The Company Property and Company Leases are sufficient and suitable in all material respects for the operation of the respective businesses of each of the Group Companies as currently conducted and currently proposed to be conducted.

3.1.12    CFIUS Matters. None of the Group Companies engages, or since January 1, 2021, has engaged, in the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

3.1.13     Material Contracts.

(a)         Schedule 3.1.13(a) lists all of the following Contracts currently in effect to which Company is a party (the “Material Contracts”):

(i)          any Contract imposing any restriction on the right or ability of a Group Company to compete in any line of business or in any geographic region, do business with any Person, or that contain an exclusivity obligation, non-competition, non-solicitation, most favored nation or rights of first offer or rights of first refusal provision, requirements provision or other restriction on the operation of any business by a Group Company;

(ii)          any Contract that provides for indemnification of any member, officer, manager, director, employee, or agent of a Group Company;

(iii)        any Contract with a third party in accordance with which the Group Companies (A) have paid $1,000,000 or more during the fiscal year ended March 31, 2025, or (B) are obligated to pay $1,000,000 or more during the fiscal year beginning April 1, 2025, and in each case, cannot be canceled by the Group Companies without penalty or without more than 90 days’ notice (contingent or otherwise, including milestones, earn-outs, contingent payments and other future payment obligations); other than Customer Leases, any Contract that relates to the sale of goods and/or the provision of services pursuant to which the Group Companies expect to accrue revenue in excess of $1,000,000 during the twelve (12) month period after the Execution Date (contingent or otherwise, including milestones, earn-outs, contingent payments and other future payment obligations);

(iv)        any Contract that following Closing would or would purport to (A) require Buyer or any of its affiliates to grant any license or right to use, exploit or practice any Company Owned Intellectual Property; (B) provide for the sale, lease, license, assignment or control of, or otherwise relating to, any Company Owned Intellectual Property to or from any of the Group Companies, (C) provide for the development, modification, design, invention, production, acquisition, purchase, formulation, creation or assignment of any Company Owned Intellectual Property;

(v)         any Contract that limits or purports to limit the ability of a Group Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets and properties or its businesses, including any Contract granting any Person a lien on any assets of any of the Group Companies, in each case other than the Permitted Encumbrances;

(vi)      any Contract that (A) evidences indebtedness or involves an obligation for indebtedness of, or the extension of indebtedness to a third party by, any of the Group Companies in excess of $100,000, (B) provides for a guaranty for borrowed money, letter of credit, comfort letter, surety or other bond by the Group Companies in respect of any Person other than the any of the Group Companies or (C) relates to interest rate cap or currency swap transactions, and, in each case, all security agreements, mortgages, deeds of trust and guarantees relating thereto;

(vii)        any Contract that that creates a joint venture, limited liability company or partnership;

(viii)      any Contract that relates to the disposition or acquisition by any of the Group Companies of any Person or other business enterprise (whether by merger, sale of stock, sale of assets or otherwise) which has any obligations that have not been satisfied or performed that are or would be material to the Group Companies, taken as a whole;

(ix)        any Contract that contains a put, call or similar right pursuant to which any of the Group Companies could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of at least $100,000;

(x)          any Contract that with any broker, distributor or dealer;

(xi)         any Contract with any Governmental Entity that is not a Customer Lease;

(xii)        any Contract imposing any restriction or limitation on the sale or other transfer of any of the Units;

(xiii)      any Contract or binding commitment relating to the employment of any natural Person by any of the Group Companies at an annual compensation in excess of $500,000 in the prior twelve (12) month period;

(xiv)       any management, service or consulting contract providing for a minimum annual payment in excess of $100,000;

(xv)       any Contract between or among a Group Company on the one hand and any other any Group Company or Seller or their respective affiliates on the other hand; and

(xvi)       any Key Partner Agreement.

(b)         Each Material Contract is in full force and effect and is a legal, valid and binding obligation of the Company (or the other Group Companies) party thereto, and to Company’s Knowledge, represent the legal, valid and binding obligation of the other parties thereto. Neither any Group Company nor, to Company’s Knowledge, any other party to the Material Contract, is in breach of or default under, any Material Contract (in each case, with or without notice, lapse of time or both). No Group Company has received any written claim or notice of a breach of or default under any Material Contract, and to Company’s Knowledge, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract (in each case, with or without notice, lapse of time or both). Each Group Company has made available to Buyer complete copies of all Material Contracts (including summaries of the material terms of all oral Material Contracts or oral amendments to Material Contracts).

3.1.14     Taxes.

(a)         For purposes of this Agreement, (i) “Tax” means any and all federal, state, local, foreign, unemployment, disability, registration, and estimated taxes, charges, fees, levies, imposts, duties, and other similar assessments of any kind imposed by any Governmental Entity, including income taxes, capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, windfall profits taxes, and alternative or add-on minimum taxes, together with all interest, penalties, fines, additions to tax, or other amounts imposed with respect to the foregoing; (ii) “Tax Returns” means any and all returns, reports, forms (including FinCen Form 114a), declarations, claims for refund, information returns, statements, and similar documents required to be filed with respect to any Tax (including any attachments, schedules, exhibits and any amendments thereto); (iii) “Pre-Closing Tax Period” means, with respect to a Group Company, any Tax period ending on or prior to the Closing Date and the portion of any Straddle Period (as defined below) ending on the Closing Date; (iv) “Indemnified Taxes” means (A) any Taxes of, imposed on or with respect of any Group Company attributable to any Pre-Closing Tax Period or any Taxes of, imposed on or with respect of any Out of Scope Company, in each case except to the extent such Taxes were taken into account (as finally determined) as a liability in Final Book Equity, in Final Company Indebtedness, in Final Transaction Expenses or in any other adjustment to the Purchase Price, and (B) any Taxes of any other Person imposed on any Group Company by reason of being a member of an affiliated, consolidated, combined or unitary group (including any Seller Group) in existence on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee, indemnitor, agent or successor, by Contract (other than any commercial agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes), by operation of law or otherwise and (v) “COVID Relief Programs” means, collectively, the U.S. Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act, or any similar applicable federal, state or local law, as may be amended (including IRS Notice 2020-65 and the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 and the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021), the Paycheck Protection Program Flexibility Act, any rules and regulations of the U.S. Small Business Association, the U.S. Department of the Treasury or any public health agency and any applicable law in connection with the COVID-19 pandemic, and all FAQs or Interim Final Rules issued by any Governmental Entity related thereto.

(b)         Each Group Company has timely filed all income Tax and other material Tax Returns required to be filed by or with respect to such Group Company, and all such Tax Returns (i) were prepared in compliance with all applicable laws and (ii) are true, correct, and complete in all material respects.

(c)          Each Group Company has timely paid all Taxes due and payable by such Group Company (whether or not such Taxes were reflected on any Tax Return).

(d)          Each Group Company has (i) withheld, or caused to be withheld, all Taxes required to be withheld in respect of all payments to employees, officers, directors, and any other Persons, (ii) timely remitted, or caused to be remitted, all such Taxes withheld to the appropriate Governmental Entity in accordance with applicable laws and (iii) complied in all material respects with all Tax information reporting provisions under applicable laws.

(e)         Each Group Company has (i) collected all sales, use, value added, goods and services, and similar Taxes required to be collected, (ii) timely remitted all such Taxes collected to the appropriate Governmental Entity in accordance with applicable laws and (iii) complied in all material respects with all certification and documentation requirements in connection with such Taxes. Each Group Company has complied with all escheat and unclaimed property obligations imposed by any Governmental Entity.

(f)         There are no Liens for Taxes upon any asset of any Group Company, except for Taxes not yet due and payable. There are no claimed, proposed, or asserted Tax deficiencies or assessments of Tax with respect to any Group Company that have not been fully paid. There is no ongoing or threatened dispute or claim concerning any Tax Liability of any Group Company claimed or raised by any Governmental Entity. No audit, examination or investigation of any Tax Return or Taxes of any Group Company or other administrative or judicial proceeding relating to Taxes of the Group Company is ongoing or threatened in writing. All deficiencies asserted as a result of any audit, examination or other proceeding of any Tax Returns of any Group Company have been paid in full. No Group Company has received from any Governmental Entity any written: (i) notice indicating an intent to open a Tax audit or other review that involves or affects any Group Company, (ii) request for information related to Tax matters that involves or affects any Group Company, or (iii) notice of deficiency or proposed adjustment or assessment for any amount of Tax proposed, asserted, or assessed against any Group Company or that involves or affects any Group Company. No Group Company has granted any power of attorney with respect to any Taxes which shall remain in effect after the Closing Date.

(g)          No Group Company has entered into or requested any agreement to extend or waive the statutory period of limitations for the assessment or collection of Taxes. No Group Company has received, requested or entered into any closing agreements, technical advice memoranda private letter rulings, or similar agreements or rulings with or from the IRS (or any comparable Tax rulings from any other Governmental Entity).

(h)          No Group Company will be required to include any item of income in, or exclude any item of deduction from, income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date pursuant to Code Section 481(a) (or any comparable provision of state, local, or foreign law), (ii) closing agreement described in Code Section 7121 (or any comparable provision of state, local, or foreign law), (iii) “intercompany transaction” within the meaning of Treasury Regulations Section 1.1502-13 (or any comparable provision of state, local, or foreign law) occurring on or prior to the Closing Date, (iv) “excess loss account” within the meaning of Treasury Regulations Section 1.1502-19 (or any comparable provision of state, local, or foreign law) in existence on the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date, (vii) use of the completed contract or long-term contract method of accounting, or (viii) use of an improper method of accounting.

(i)          No Group Company has any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, indemnitor, agent or successor, by Contract (other than any commercial agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes), by operation of law or otherwise.

(j)         No Group Company has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than any U.S. federal, state, local or non-U.S. consolidated, combined or unitary Tax group that includes Seller (“Seller Group”)). No Group Company is a party to any tax sharing, indemnity or allocation agreement or arrangement, other than any commercial agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes.

(k)         For U.S. federal and applicable state and local income Tax purposes, (i) Company is, and has been since its formation, treated as an entity disregarded as separate from its owner, Seller, and (ii) each Group Company (other than Company) is, and has been since its formation, treated as a corporation and a member of the U.S. federal Seller Group.

(l)           No Group Company is or has been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b).

(m)        Since January 1, 2021, none of the Group Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(n)         None of the Group Companies has a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than in its country of formation.

(o)         No Group Company has applied for or received loans or grants, deferred Taxes (including payroll Taxes), claimed any Tax credits (including employee retention tax credits) or availed itself of any Tax benefits pursuant to the COVID Relief Programs.

(p)        Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (i) no representation or warranty is made with respect to the existence, availability, amount, or usability (or lack thereof) of any tax attribute (whether federal, state, local or foreign) of any Group Company in a taxable period or portion thereof beginning after the Closing Date, and (ii) no representation or warranty in this Section 3.1.14 (other than Sections 3.1.14(h), (i), (j), (k) and (n)) will apply or be relied upon with respect to any taxable period or portion thereof beginning after the Closing Date.

3.1.15     Intellectual Property; IT Systems; Privacy and Security.

(a)          Definitions:

(i)          “Intellectual Property” means any or all of the following and all rights in (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations, now or hereafter in force and effect) all United States, international, and foreign: (1) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, provisionals, continuations and continuations-in-part, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (2) all trade secrets and other rights in know-how and confidential or proprietary information; (3) all copyrights, and all other rights corresponding thereto (including moral rights), throughout the world; (4) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (5) all trade names, logos, trademarks and service marks, trade dress and all goodwill associated therewith throughout the world; (6) rights of publicity and personality; and (7) any similar, corresponding or equivalent rights to any of the foregoing in items (1) through (6) above, anywhere in the world.

(ii)          “Company Owned Intellectual Property” means all Intellectual Property owned by a Group Company.

(iii)        “Reciprocal License” means any license that requires as a condition of use, modification, and/or distribution of software subject to the Reciprocal License, that such software or other software combined and/or distributed with such software be: (A) disclosed or distributed in source code form; (B) licensed for the purpose of making derivative works; or (C) redistributable at no charge.

(b)        Schedule 3.1.15(b) lists all of the Group Companies’ registrations and applications for registration for Company Owned Intellectual Property and Company-controlled domain names;

(c)         Each Group Company owns free and clear of Liens, or other restrictions or any requirement of any past, present, or future royalty payments, the Company Owned Intellectual Property. Schedule 3.1.15(c) lists all present or future royalty payment obligations relating to the current business of a Group Company.

(d)        To Company’s Knowledge, the use, manufacturing, licensing, sublicensing, sale, offering for sale, import, or any other exercise of rights in Company Owned Intellectual Property does not infringe or misappropriate, and since January 1, 2021 has not infringed or misappropriated, any Intellectual Property of any Person, or constitute unfair competition or unfair trade practice under the laws of the applicable jurisdiction.

(e)          To Company’s Knowledge, there is no, and since January 1, 2021, there has not been any, unauthorized use, infringement, or misappropriation of any of Company Owned Intellectual Property by any third party, employee, or former employee.

(f)          No Group Company has received written notice of any claims (i) challenging the validity, effectiveness or ownership by a Group Company of any Company Owned Intellectual Property, or (ii) that any Group Company infringes or otherwise violates any third party intellectual property right.

(g)         No parties other than a Group Company possess any current or contingent rights of any kind to any source code included in Company Owned Intellectual Property.

(h)        Each Group Company has secured from all current and former employees, consultants, and contractors of such Group Company who have created any material portion of, or otherwise have any rights in or to, any Company Owned Intellectual Property, valid and enforceable written assignments or licenses to such Group Company of any such employees’, consultants’ and contractors’ contribution or rights.

(i)          Each Group Company has taken commercially reasonable steps to protect rights in Confidential Information (both of such Group Company and that of third Persons that such Group Company has received under an obligation of confidentiality). Each Group Company has obtained legally binding written confidentiality agreements from all employees and third parties with whom such Group Company has shared confidential proprietary information (i) of a Group Company, or (ii) received from others that a Group Company is obligated to treat as confidential and that require employees and third parties to keep such information as confidential.

(j)         Schedule 3.1.15(j) accurately identifies and describes each filing, payment, and action that should be made or taken on or before the date that is 120 days after the Execution Date in order to maintain each such item of Company Owned Intellectual Property in full force and effect.

(k)         None of the software used or distributed in connection with any Group Company product or service (including any Group Company software under development) is, in whole or in part, governed by a Reciprocal License.

(l)          Each Group Company is, and since January 1, 2021 has been, in compliance in all material respects with all applicable laws, rules, and regulations governing the collection and use of personal information, and such collection and use is in accordance with each Group Company’s privacy policy as published on its website and any other privacy policies presented to customers or potential customers. The execution or delivery of this Agreement or any other Transaction Documents, or the performance of each Group Company’s obligations under this Agreement or under any other agreement or document, shall not violate any such applicable law, rule, or regulation or any of Group Company’s privacy policies (or applicable terms of use).

(m)       Each Group Company has taken commercially reasonable measures to protect and maintain the confidential nature of, and prevent unauthorized access to, any personally identifiable information of any customers or employees contained in any computer or data storage system hosted or maintained by or on behalf of a Group Company.

(n)        No Group Company has received any, and, to Company’s Knowledge, there are no, claims, notices, or complaints regarding a Group Company’s information practices or any Group Company’s disclosure, retention, or misuse of any personal information.

(o)         Each Group Company has implemented commercially reasonable, sufficient and adequate backup and disaster recovery arrangements with respect to the IT Systems. The IT Systems are adequate and suitable for purposes of the operations of such Group Company and its provision of products and services. “IT Systems” means the network servers (including external and internal facing), computers, equipment, including network equipment and circuits and related hardware and systems, owned, leased, used or held for use by the Group Companies.

(p)          To Company’s Knowledge, no material and/or reportable breach, security incident or violation of any data security policy in relation to any information or data by or on behalf of a Group Company, or of the IT Systems, has occurred and there has been no unauthorized or illegal processing of any such information or data.

(q)         Each Group Company has implemented reasonable and appropriate policies and measures to prevent security incidents and preserve and protect the confidentiality, integrity, and availability of its IT Systems, confidential information, and other data and information used, collected, handled, transmitted, stored, or otherwise processed by or for each Group Company. Such policies and measures include (i) steps to protect the IT Systems from compromise or access by unauthorized Persons, and (ii) documenting and performing risk and vulnerability assessment and management procedures of the Group Companies.

(r)           The Group Companies have all Intellectual Property necessary to conduct the business of the Group Companies.

3.1.16    Brokers’ and Other Fees. Other than Macquarie Capital (USA) Inc., none of the Group Companies or any of their respective equityholders, officers, directors or employees has employed any investment banker, broker, finder or other intermediary that would be entitled to any fee or commission from a Group Company, Seller, Buyer, or any of Buyer’s affiliates in connection with or upon consummation of the Transactions.

3.1.17    Insurance. The Company has listed in Schedule 3.1.17 all insurance policies with respect to the business of the Group Companies that (a) are maintained by any Group Company or (b) otherwise provide insurance coverage for the Group Companies (“Policies”). All premiums due and payable under the Policies have been paid and Company is otherwise in material compliance with the terms of the Policies. There has been no actual or threatened termination of, or premium increase with respect to, any Policies currently in effect. The Policies currently in effect are (v) valid and enforceable, (w) issued by an insurer that is financially sound and reputable, (x) provide adequate insurance coverage for the business, assets, and operations of the Group Companies for all risks customarily insured against in Company’s industry, (y) sufficient for compliance with all legal requirements and contracts to which each Group Company is bound, and (z) have not been subject to a lapse in coverage.

3.1.18    Accounts Receivable. The accounts receivable reflected on the 2025 Balance Sheet and the accounts receivable arising after the date thereof and through the Closing Date (a) have arisen from bona fide transactions entered into by the applicable Group Company involving the rendering of services in the ordinary course of business consistent with past practice, and (b) constitute only valid, undisputed claims of a Group Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. No Person has any Lien on such receivables or any part thereof. Since the date of the 2025 Balance Sheet, no Group Company has accelerated its billings, nor has it collected them in a manner inconsistent with its past practices utilized during the period covered by the Financial Statements.

3.1.19     Government Contracts.

(a)          The Company has made available to the Buyer a copy of all Contracts (including any material pricing, delivery or task order, basic ordering agreement, pricing agreement, letter contract, or change order) to which any Group Company is or has been a party since January 1, 2021 that has remaining lease payments due thereunder and is (i) a prime contract with any Governmental Entity or (ii) a subcontract with a government prime contractor or higher-tier subcontractor under a prime contract with any Governmental Entity, (collectively, “Government Contracts”). With respect to (i), Company has made available to Buyer an accurate and complete copy of each Government Contract and with respect to (ii), Company has made available to Buyer an accurate and complete copy of each subcontract.

(b)          To the Company’s Knowledge, neither Company nor any Principal (as defined in Federal Acquisition Regulation 52.209-5 (48 C.F.R. § 52.209-5)) is or has (i) been under administrative, civil or criminal investigation or indictment by any Governmental Entity in connection with a Government Contract (including those held by entities other than Company), (ii) been, or been asked to show cause why it should not be, suspended, debarred, proposed for suspension or debarment, or otherwise found ineligible or determined non-responsible for holding, performing, or bidding on any Government Contract by a Governmental Entity or (iii) had any circumstance since January 1, 2021 that would require Company to answer any of the questions contained in the clause at Federal Acquisition Regulation 52.209-5 in the affirmative.

(c)         Since January 1, 2021, (i) there have not been, and currently there are no actual, outstanding or, to Company’s Knowledge, threatened claims or requests for equitable adjustment against Company, either by a Governmental Entity or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract, (ii) no costs incurred by Company in excess of $150,000 have been formally disallowed as a result of a written finding or determination by a Governmental Entity, nor has any Governmental Entity withheld or setoff, or attempted to withhold or setoff, an amount in excess of $150,000 otherwise due or payable to Company under any Government Contract, (iii) there have not been, and currently there are no disputes between Company and a Governmental Entity covered by the Contract Disputes Act of 1978, as amended, or the disputes clause of a Government Contract, (iv) there have not been any, and currently there are no, written notices to Company to cure material defects, defaults, delays, or testing or other material non-compliances with a Government Contract issued by a Governmental Entity, prime contractor, or higher-tier subcontractor to Company nor have such customers issued any notice to Company to show cause why a Government Contract should not be terminated in whole or part for breach, default, or cause by Company, (v) Company has not made a voluntary or mandatory disclosure in writing to any Governmental Entity with respect to a violation of law or breach of a Government Contract, and (vi) to Company’s Knowledge, there are no, and since January 1, 2021 has not been any, credible evidence that the Company or any Principal has committed a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the False Claims Act.

(d)         Since January 1, 2021, (i) Company has complied and is currently in compliance, in all material respects, with all laws applicable to Government Contracts, including the submission of proposals, offers, or bids for Government Contracts, and the terms and conditions of each Government Contract, (ii) Company has not received any written communication alleging any material violation of any law applicable to any Government Contract, including proposals, offers, or bids submitted for Government Contracts, (iii) no Government Contract to which Company is or has been a party has been terminated for convenience, cause, failure to comply with a material term, or default, and no notice of termination for convenience, cause, failure to comply with a material term, or default, cure notice, stop work order, or show cause notice has been received by Company with respect to any Government Contract, and (iv) Company has not received any written notice from a Governmental Entity raising questions or concerns regarding the possibility of an actual or potential organizational conflict of interest, as defined in 48 C.F.R. § 9.501, and Company has not been required to implement any organizational conflict of interest mitigation plans, or has agreed or undertaken to refrain from any material business activity for purposes relating to actual or perceived organizational conflicts of interest.

(e)         All certifications, representations and disclosure statements submitted by Company with respect to a Government Contract were accurate and complete in all material respects as of the date of submission, and were properly updated in all material respects to the extent required by law and the applicable Government Contract, and the Company has complied with all such certifications and representations.

(f)          To Company’s Knowledge, (i) there are no pending audits (outside of periodic ordinary course audits), cost reviews, compliance reviews, or related investigations by a Governmental Entity of Company arising under or relating to any Government Contract, and (ii) no current Government Contract or outstanding government bid is the subject of a bid protest or any corrective action in response to a previous bid protest.

3.1.20     Absence of Certain Changes.

(a)         Since the 2025 Balance Sheet Date, each Group Company has conducted its Business in the ordinary course consistent with past practice and there has not been any event, condition, change, state of facts or development that, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

(b)          Except as set forth on Schedule 3.1.20, since the 2025 Balance Sheet Date, none of the Group Companies have undertaken any action that would have constituted a breach of, or required Buyer’s consent under, Section 4.1 had the covenants therein applied since the 2025 Balance Sheet Date.

3.1.21    Compliance with Laws. Each Group Company is, and since January 1, 2021 has been, in compliance in all material respects with all applicable laws, including (i) applicable laws, rules, regulations or codes relating to discriminatory lending, financing or leasing practices, (ii) applicable anti-money laundering laws, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by Title III, International Money Laundering and Anti-Terrorist Financing Act of 2001, the USA PATRIOT Act of 2001, the Money Laundering Control Act administered by the United States, the Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, the Proceeds of Crime Act administered by the United Kingdom and any other law governing such anti-money laundering activities, (iii) the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any other applicable law that has the primary purpose of preventing bribery or payments made for a corrupt purpose, (iv) the Bank Holding Company Act of 1956, and the agency regulations adopted thereunder, (v) the Occupational Safety and Health Act and the regulations promulgated thereunder and any similar laws of any state or local jurisdiction, and (vi) applicable laws relating to export, re-export, transfer, trade and import controls administered by a Governmental Entity, including the Export Administration Regulations administered by the Bureau of Industry and Security within the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls within the U.S. Department of State, the embargos, sanctions imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State and the customs and import laws administered by U.S. Customs and Border Protection.

3.1.22     Key Partners.

(i)           Schedule 3.1.22(i) sets forth a list of the top fifteen (15) original equipment manufacturers that engage with the Group Companies in transactions relating to the Business under any Key Partner Agreements (each, a “Material OEM”), for the fiscal year ended March 31, 2025 (determined on the basis of the total dollar amount of asset securitizations, loan or lease purchase or sales and syndications and other funding transactions made by or to the Group Companies taken as a whole) (“Material OEM Agreements”).

(ii)         Schedule 3.1.22(ii) sets forth a list of the top fifteen (15) value-added resellers that engage with the Group Companies in transactions relating to the Business under any Key Partner Agreements (each, a “Material VAR”), for the fiscal year ended March 31, 2025 (determined on the basis of the total dollar amount of asset securitizations, loan or lease purchase or sales and syndications and other funding transactions made by or to the Group Companies taken as a whole) (“Material VAR Agreements”).

(iii)       Schedule 3.1.22(iii) sets forth a list of the top fifteen (15) financing counterparties under any Syndication Agreement (each, a “Material Syndication Partner”, and together with Material OEMs and Material VARs, collectively, “Key Partners”), for the fiscal year ended March 31, 2025 (determined on the basis of the total dollar amount of asset securitizations, loan or lease purchase or sales and syndications and other funding transactions made by or to the Group Companies taken as a whole) (“Material Syndication Agreements”, and together with all Material VAR Agreements and Material OEM Agreements, collectively, “Key Partner Agreements”).

(iv)         No Material OEM, Material VAR or Material Syndication Partner has provided written or oral notice to Seller or its affiliates, or any Group Company, that it shall not continue to engage the Group Companies under the applicable Material OEM Agreement, Material VAR Agreement or Material Syndication Agreements, respectively, on substantially similar terms (including the volume or rate of buying, selling, leasing or financing products and services) following the Closing.

3.1.23     Lease Portfolio.

(a)        All currently outstanding leases and financing portfolio of, or current extensions of credit by, any Group Company to its customers (individually, a “Customer Lease” and collectively, the “Customer Leases”) are adequately documented. A copy of the data tape setting forth true, correct and complete information (disregarding any failures to be true, correct and complete that are, in dividually or in the aggregate, economically immaterial and do not affect Book Equity) relating to all Customer Leases has been made available to Buyer prior to the Execution Date.

(b)          Each Customer Lease, or security instrument relating to a Customer Lease, constitutes a valid, legal and binding obligation of the customer thereunder, enforceable against such customer or its successor in interest in accordance with the terms thereof, except where such enforcement may be limited by Enforceability Exceptions.

(c)          There is no material modification of, amendment to or any other additional agreement relating to any Customer Lease that is not reflected in the Group Companies’ records, no claim of defense as to the enforcement of any Customer Lease has been asserted or, to the Knowledge of the Company, has been threatened to be asserted, and, to the Knowledge of the Company, there are and have been no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense by an obligor under any Customer Lease.

(d)         The Group Companies currently maintains an allowance for loan losses allocable to the Customer Leases that complies with applicable loan loss reserve requirements established in accordance with the Accounting Principles. Each Customer Lease at the time of origination arose out of a bona fide business transaction entered into in the ordinary course of business consistent with past practice.

(e)        Except as set forth on Schedule 3.1.23(e), each Customer Lease complies, and the origination thereof complied, in each case in all material respects, with (i) applicable laws and (ii) the underwriting practices of the Group Companies in effect at the time such Customer Lease was originated.

(f)          The ownership interests of the Group Companies in each Customer Lease are free and clear of all Liens, except for Permitted Liens.

(g)         Schedule 3.1.23(g) contains a true, correct and complete list of each Customer Lease that as of the Execution Date (a) was contractually past due one hundred eighty (180) days or more in the payment of principal and/or interest (other than those for which there is adequate collateral or short term remediation), (b) was on non−accrual status, (c) was the subject of a specific reserve allocation, or (d) is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15.

(h)          Each Customer Lease satisfies the following conditions as of the Closing Date:

(i)           that was serviced in all material respects in accordance with (A) the terms of the related Contract and (B) Applicable Law;

(ii)          for which the Seller or the Servicer has received confirmation that (A) the related Equipment has been delivered, (B) that funds (in whole or in part, in accordance with the terms of such Contract) have been advanced or are scheduled to be paid for the acquisition of the related Equipment and that such Equipment will be delivered no later than 90 days after the date of such Contract, or (C) the related software, if any, has been delivered or made available for download;

(iii)        (A) if the Financed Amount of the related Equipment is greater than $50,000 and such Contract is not a Contract secured solely by software or other soft assets, then the Seller acquired and has a valid and perfected first priority ownership or security interest in the related Equipment (other than under Contracts where a Governmental Entity is the end-user or in jurisdictions where such concept is inapplicable) and (B) there are no other liens on, or claims to, the Equipment by any party other than the related Obligor and the Seller other than Permitted Liens;

(iv)         which, as of the Closing Date, has an initial term of such Contract between 4 and 98 months;

(v)        if such Contract is prepayable, the amount owed by the related Obligor would not be less than the sum of the Discounted Payments and Discounted Residual Value of such Contract at the time of prepayment;

(vi)         such Contract does not provide for an interest rate, yield or lease factor, as applicable, calculated using a floating interest rate;

(vii)       which is denominated in U.S. Dollars and originated in the United States, pursuant to a contract governed by the laws of a jurisdiction within the United States;

(viii)       in the case of US-to-US leasing transactions, payments on which are either not subject to withholding Tax or subject to a gross-up for any withholding Tax;

(ix)         there are no other liens on, or claims to, the Contract by any party (subject to Permitted Liens);

(x)         if such Contract is an Equipment Lease, such Equipment Lease is a triple-net lease under which the Obligor, the vendor or the manufacturer is responsible for the maintenance, taxes and insurance with respect to the related Equipment in accordance with industry standards (it being understood and agreed that, (1) consistent with industry standards and Credit and Collection Policy, the related Obligor may be permitted to self-insure; and (2) Company collects and remits property tax for leased Equipment);

(xi)         for which the related Equipment has not been released by the Seller or the Servicer from any lien created by the related Contract;

(xii)        which, to the Company’s knowledge, as of the Closing Date, is in full force and effect in all material respects and is the legal, valid and binding obligation of the related Obligor, legally enforceable against such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation or other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally;

(xiii)       which, as of the Closing Date, has been paid in accordance with Good Policy;

(xiv)       for which the obligations of the Obligor thereunder are unconditional and are not subject to any dispute or any right of set-off, rescission, counterclaim, cancellation, deferment or other defense, other than in accordance with Applicable Law;

(xv)        does not require prior consent of the related Obligor or any other Person for, or contain any enforceable restriction on, its transfer or assignment by the party that originated such Customer Lease or by Seller of its rights thereunder, other than in accordance with Applicable Law;

(xvi)        the cost of the related Equipment at the time of origination of such Contract was greater than or equal to $1,000;

(xvii)      which, as of the Closing Date, is not noted in the records of the Servicer as having an Obligor which is subject to an insolvency proceeding;

(xviii)    which has not been waived, altered or modified in any material respect except pursuant to a document, instrument or writing included in the related Contract File;

(xix)       which is not a Consumer Contract;

(xx)        which does not violate any Applicable Law in any material respect;

(xxi)      if such Contract is an Equipment Lease, either (i) such Equipment Lease does not permit the related Obligor to sub-lease the related Equipment or (ii) the related Equipment may be sub-leased by the related Obligor with the consent of the lessor, and any such consent by the lessor was only granted after review by a responsible officer of the lessor of such purported contract to sub-lease (it being understood that such consent may be granted in advance to an Obligor);

(xxii)      which, as of the Closing Date, does not have an Obligor which is an affiliate of the Seller or the Servicer;

(xxiii)    which is documented in a manner that complies with Applicable Law and that would not be reasonably expected to impair the practical realization of the Seller’s rights or interests under such Contract or to otherwise have an adverse effect on the rights or interests of the Seller thereunder;

(xxiv)    if such Contract is an Equipment Lease, then the related Equipment is not of a type that is subject to a certificate of title within the meaning of Section 9-303 of the UCC;

(xxv)      if such Contract is an Equipment Loan and the related Equipment is of a type that is subject to a certificate of title within the meaning of Section 9-303 of the UCC, then the Seller or the Servicer have taken all steps necessary to perfect the security interest created by such Contract in such Equipment; and

(xxvi)     if such Contract is cross-collateralized with a contract that is not a Customer Lease, either (x) the repossession or exercise of other rights with respect to the related Equipment by the holder of such loan would not materially impair the security intended to be afforded for such Contract and result in a material adverse effect on Buyer, or (y) the holder of such Contract and the Seller or its assigns as holders of the Contract have entered into an intercreditor arrangement under which each holder has agreed to subordinate its respective lien and rights of enforcement against the Equipment financed by the other holder or its predecessor in interest.

(xxvii)     As used in Section 3.1.23(f) and Section 3.1.23(h), the capitalized terms have the following meanings:

(A)       “Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other laws, statutes, legislation, treaties, codes, ordinances, permits, certificates, principle of common law, orders and licenses of and interpretations by any Governmental Entity (including usury laws, the Federal Truth-in- Lending Act, Regulations B, X and Z of the Consumer Financial Protection Bureau, Regulations U and T of the Federal Reserve Board, the Securities Act and the Exchange Act), and applicable judgments, decrees, injunctions, writs, orders or line actions of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(B)        “Booked Residual” means, with respect to any Equipment Lease, the lesser of (i) the estimated fair value of the residual interest in the related leased Equipment at the end of the related lease term established at the time of origination of such Equipment Lease and (ii) the purchase price for the leased Equipment specified in such Equipment Lease as the price at which the Obligor may purchase such Equipment at the end of the lease term.

(C)         “Credit and Collection Policy” means the credit granting and collecting policies commonly adhered to by the Company is operating, or any of such policies, which, in the exercise of reasonable judgment in light of the facts known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with Applicable Law and good business practices in such industries.

(D)       “Consumer Contract” means a contract entered into by an Obligor in connection with a transaction in which the Obligor incurs the related debt or other obligation primarily for personal, family, or household purposes or a “consumer lease” as defined in Section 2A-103(1)(e) of the UCC.

(E)          “Contract” means any (i) Equipment Lease or (ii) Equipment Loan.

(F)         “Contract File” means, with respect to each Contract, the following documents: (i) the original Contract (including electronically signed documents if permitted by Applicable Law) executed by the related Obligor and maintained by the Servicer; (ii) a record or facsimile of the original credit application for each Contract, if obtained, fully executed by the related Obligor; and (iii) any and all other documents relating to a Contract or the related Equipment that the Seller or the Servicer retains on file in connection with the Credit and Collection Policy.

(G)       “Discount Rate” means, as of any date of determination, the implicit yield of each Contract (based on the yield net of commissions, broker fees and other capitalized costs) or interest rate, as applicable, of the Contract.

(H)         “Discounted Payments” means, for any Contract as of any date of determination, the present value of all remaining Scheduled Payments as of the last day of the calendar month preceding such date of determination (or, if such date of determination is the last day of a calendar month, then such date) discounted at the Discount Rate.

(I)         “Discounted Residual Value” means, with respect to any Equipment Lease as of any date of determination, the present value of the Booked Residual, if any, of the related Equipment discounted from the calendar month immediately following the scheduled maturity date of such Equipment Lease at the Discount Rate as of the last day of the calendar month preceding such date of determination (or, if such date of determination is the last day of a calendar month, then such date).

(J)          “Equipment” means any equipment (including any copier, telephone system, restaurant equipment, commercial titled vehicle, computer software, medical equipment and certain commercial and industrial equipment), together with all accessions thereto, securing or subject to an Obligor’s Equipment Lease or Equipment Loan.

(K)         “Equipment Lease” means a lease agreement pursuant to which Equipment is leased to the related Obligor.

(L)         “Equipment Loan” means a loan or other financing agreement pursuant to which the cost of Equipment acquired by the related Obligor is financed and the Obligor pledges its interest in such Equipment to secure its obligations thereunder.

(M)       “Financed Amount” means, for any Contract, the amount of funds advanced on behalf of the related Obligor in accordance with the terms of such Contract.

(N)     “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement or mortgage perfecting a security interest under the UCC or comparable law of any jurisdiction).

(O)         “Obligor” means, as to each Contract, any Person who owes payments under the Contract, including any guarantor thereof.

(P)         “Permitted Liens” means, (i) with respect to any Contract, presently existing Liens, which are subordinate to or pari passu with the Liens in favor of a Group Company and (ii) with respect to the Equipment, any rights of (1) the related Obligor as lessee of such Equipment, (2) the related vendor, to the extent of any retained residual in the Equipment, (3) any Liens junior to the presently existing or hereafter created Liens in favor of a Group Company, or (4) with respect to Contracts for which the Financed Amount of the related Equipment is less than or equal to $50,000, any Liens on such Equipment. Permitted Liens shall include those contracts identified as “Funded” on Schedule 3.1.24(a) in the column labeled “Retained or Funded” or which have a bank referenced in the column “Bank(s)”.

(Q)       “Scheduled Payment” means regularly scheduled periodic payments to be made by an Obligor pursuant to the terms of the related Contract.

(R)         “Seller” means the applicable Group Company.

(S)          “Servicer” means the applicable Group Company.

3.1.24    Data Tape.

(a)         The loans and leases included on the indicative data tape, set forth in Schedule 3.1.24(a) (the “Data Tape”), were originated and have, at all times, been administered (including as to any modification, waiver or rescheduling) in accordance with Good Policy and applicable law.

(b)          Each credit policy of the Group Companies under which such loans and leases have been originated and serviced is consistent with Good Policy.

(c)          The Data Tape is true and correct in all material respects as of the Execution Date.

(d)         For purposes of this Agreement, “Good Policy” means, with respect to the Company, the credit granting and collecting policies commonly adhered to by the Group Companies, which, in the exercise of reasonable judgment in light of the facts known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with applicable law and good business practices in such industries, including the credit policy and the reserve policy set forth on Schedule 3.1.24(d) (“Reserve Policy”).

(e)         Non-Recourse Syndication. Each agreement to which a Group Company is a party or by which a Group Company’s assets are bound (“Syndication Agreement”) with respect to the sale, assignment or transfer of lease payments or receivables arising under (and/or other rights and interests to) Customer Leases by such Group Company to a purchaser, assignee or transferee of such payments, receivables, rights and/or interests (each, a “Syndication Partner”) is an agreement (i) as to which no Group Company (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity or agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Group Company) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of any Group Company to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the explicit terms of which provide that there is no recourse against any of the assets of any Group Company.

3.2          Representations and Warranties Regarding Seller. Seller represents and warrants to and for the benefit of Buyer as follows:

3.2.1      Organization; Standing and Power. Seller is a corporation under the laws of the state of Delaware, validly existing and in good standing. Seller has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as currently conducted, except where the failure to have such corporate power and authority would not and would not reasonably be expected to impair the ability of Seller to consummate the Transactions (“Seller Material Adverse Effect”).

3.2.2      Ownership. Seller is the sole owner of the Units and holds the Units free and clear of any Lien. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Units. Seller has not granted options or other rights to purchase any Units from Seller.

3.2.3      Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement, and any other Transaction Documents to which it is or will be a party, and to consummate the Transactions. The execution and delivery by Seller of this Agreement, and any other Transaction Documents to which it is or will be a party, and the performance of Seller’s obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by the effect of the Enforceability Exceptions.

3.2.4      Non-Contravention; Consents and Approvals. The execution and delivery of this Agreement, and any other Transaction Documents to which it is or will be a party, do not, and the consummation of the Transactions, shall not conflict with or result in any Violation under (a) any provision of the Organizational Documents of Seller, (b) any Contract, permit, license, statute, law, ordinance, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Seller is subject or applicable to Seller or its respective properties or assets, or (c) any agreement, contract, lease, license or instrument to which the Units are subject, other than, in the case of clause (b), any such Violation that would not result, or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement. Seller is not required to make a filing with, give any notice to, or to obtain any consent from, any Person or any Governmental Entity. No Governmental Consent is required by or with respect to Seller, in connection with the execution and delivery of this Agreement or any other Transaction Documents by Seller or the consummation or performance of any of the Transactions by Seller, except for the Antitrust Approvals.

3.2.5      Litigation. There is no Action pending or, to Seller’s knowledge, threatened, against, by or affecting Seller, which are reasonably expected to materially impair the ability of Seller to perform its obligations hereunder or prevent the consummation of the Transactions.

3.2.6      Compliance with Laws. Each of Seller and its affiliates (other than the Group Companies) is, and since January 1, 2021 has been, in compliance in all (i) applicable anti-money laundering laws, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by Title III, International Money Laundering and Anti-Terrorist Financing Act of 2001, the USA PATRIOT Act of 2001, the Money Laundering Control Act administered by the United States, the Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, the Proceeds of Crime Act administered by the United Kingdom and any other law governing such anti-money laundering activities, (ii) the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any other applicable law that has the primary purpose of preventing bribery or payments made for a corrupt purpose, and (iii) applicable laws relating to export, re-export, transfer, trade and import controls administered by a Governmental Entity, including the Export Administration Regulations administered by the Bureau of Industry and Security within the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls within the U.S. Department of State, the embargos, sanctions imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, and the customs and import laws administered by U.S. Customs and Border Protection.

3.3          Representations and Warranties Regarding Buyer. Buyer represents to Company as follows:

3.3.1     Organization; Standing and Power. Buyer is a Delaware corporation, validly existing and in good standing. Buyer has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as currently conducted, except where the failure to have such corporate power and authority would not and would not reasonably be expected to impair the ability of Buyer to consummate the Transactions (“Buyer Material Adverse Effect”).

3.3.2      Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and any other Transaction Documents to which it is or will be a party, and to consummate the Transactions. The execution and delivery by Buyer of this Agreement, and any other Transaction Documents to which it is or will be a party, and the performance of Buyer’s obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligations of Buyer enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by the effect of the Enforceability Exceptions.

3.3.3      Non-Contravention; Consents and Approvals. The execution and delivery of this Agreement, and any other Transaction Documents to which it is or shall be a party, and the consummation of the Transactions, shall not conflict with or result in any Violation under (a) any provision of the Organizational Documents of Buyer, or (b) any Contract, permit, license, statute, law, ordinance, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Buyer is subject or applicable to Buyer or its respective properties or assets, other than, in the case of clause (b), any such Violation that would not result, or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Seller is not required to make a filing with, give any notice to, or to obtain any consent from, any Person or any Governmental Entity. No Governmental Consent is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any other Transaction Documents by Buyer or the consummation or performance of any of the Transactions by Buyer, except for the Antitrust Approvals.

3.3.4      Litigation. There is no Action pending or, to Buyer’s knowledge, threatened, against, by or affecting Buyer, which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of the Transactions.

3.3.5      Solvency. At Closing, Buyer shall have sufficient cash resources or other sources of, or access to, immediately available funds to pay the Purchase Price. Assuming satisfaction of the conditions to Buyer’s obligations to consummate the Transactions set forth in Sections 6.1 and 6.2, and after giving effect to the acquisition of the Units contemplated hereunder, to the Buyer’s knowledge, as at immediately after the Closing, (a) the Group Companies shall be able to pay their debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of all known contingent liabilities), and (b) the Group Companies shall have adequate capital to carry on the Business.

3.4          Access and Investigation; Non-Reliance. Buyer and its representatives (a) have had access to and the opportunity to review all of the documents provided in the virtual data room hosted on Datasite under the project name “Expo”, and (b) have been afforded access to the books and records, facilities and officers, managers, employees and other representatives of the Group Companies for purposes of conducting a due diligence investigation with respect thereto. The Buyer has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group Companies and, in making its determination to proceed with the Transactions, the Buyer has (i) relied solely on the results of such independent investigation and verification and on the representations and warranties expressly and specifically set forth in Article III, as qualified by the Disclosure Schedules, and (ii) not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) as to any matter concerning the Group Companies or in connection with this Agreement or the Transactions, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Buyer in connection with this Agreement or the Transactions (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to Buyer in certain “data rooms” or presentations, including “management presentations”). In connection with the Transactions, the Buyer has been represented by, and adequately consulted with, legal counsel of their choice and has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, Buyer has knowingly, freely and without coercion entered into this Agreement.

ARTICLE IV.
COVENANTS OF COMPANY

During the period from the Execution Date and continuing until the earlier of the termination of this Agreement and the consummation of the Closing:

4.1          Conduct of Business.

4.1.1     Ordinary Course. Except as expressly contemplated by this Agreement, or with Buyer’s prior written consent, Seller shall cause Company and the Group Companies to, and Company shall, and shall cause the Group Companies to, carry on its or their, as applicable, business in the ordinary course of business consistent with past practice, shall continue to observe its obligations to comply with the requirements of all applicable laws and regulations, and shall use commercially reasonable efforts to preserve intact its present business organization, and maintain satisfactory relationships with manufacturers, customers, suppliers, contractors, distributors, and others having business relationships with it. Company will promptly notify Buyer of any event or occurrence not in the ordinary course of business or that would result, or could reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

4.1.2     Specific Prohibitions.  Except as expressly contemplated by this Agreement, or with Buyer’s prior written consent, Seller shall cause Company and the Group Companies not to, and Company shall not, and shall cause the Group Companies not to, take, approve or permit any of the following actions:

(a)         amend its or their, as applicable, Organizational Documents, effect any split, combination, reclassification or similar action with respect to any equity interests of any Group Company or propose, adopt or carry out any plan of complete or partial liquidation or dissolution of consolidation, restructuring, merger, recapitalization or other reorganization Seller or any Group Company;

(b)        issue, sell, grant or otherwise dispose of any of the equity interests or other securities of any Group Company, or amend any term of any of its outstanding equity interests or other securities of any Group Company;

(c)          (i) repurchase, redeem, or otherwise acquire or cancel any of the equity interests of any Group Company or (ii) declare or pay any dividends or distributions on or in respect of any of its equity interests or any equity interests of Seller or any Group Company;

(d)         incur, assume, guarantee or otherwise become liable in respect of, or modify, any indebtedness of Seller or any Group Company, except indebtedness (i) which shall be paid in full (with all Liens released) at or prior to Closing or (ii) incurred in the ordinary course of business consistent with past practice;

(e)        (i) merge or consolidate with any Person, (ii) acquire any material assets, except for acquisitions or disposals, as applicable, of assets that (A) are in the ordinary course of business consistent with past practice, (B) in the case of such acquisitions, undertaken pursuant to and in accordance with Seller’s and the Group Companies’ capital expenditure budget, or (C) are for amounts involving consideration of less than $200,000 individually during any fiscal year and $1,000,000 in the aggregate during any fiscal year, (iii) make any loan, advance or capital contribution to, acquire any equity interests in, or otherwise make any investment in, any Person; or (iv) participate in, or terminate any participation in, any partnership or joint venture;

(f)          sell, lease, license or otherwise dispose of any assets other than (i) sales or other dispositions of assets in the ordinary course of business consistent with past practice or (ii) asset securitizations, loan or lease sales and syndications and other funding transactions conducted in the ordinary course of business consistent with past practice;

(g)          permit any of its assets to become subject to a Lien (other than a Permitted Encumbrances) or sell, lease, license or otherwise dispose of any of its assets, in each case other than in the ordinary course of business consistent with past practice;

(h)         waive, cancel or assign any claims or rights except to the extent such waiver or cancelation occurs in the ordinary course of business consistent with past practice and is not material to Seller or any Group Company or any of their current or contemplated businesses;

(i)          except as required by applicable law or as required pursuant to the terms of an existing Plan listed on Schedule 3.1.10(a) as in effect as of the Execution Date: (A) increase the compensation of or benefits payable to any Company Employee, or any officer, independent contractor, or director of any Group Company, except for annual merit-based base pay increases in the ordinary course of business consistent with past practice not in excess of 3% on an individual-basis and 3% on an aggregate basis; (B) grant, award or provide or amend any bonus, severance, retention, change-in-control, equity or equity-based compensation or similar benefit to any Company Employees, or any officer, independent contractor, or director of any Group Company; (C) accelerate the payment or vesting of any compensation or benefit payable to any Company Employees, or any officer, independent contractor, or director of any Group Company; (D) establish, adopt or enter into, terminate or amend any Plans (or compensation or benefit plans, policies, programs, agreements or arrangements that would be Plans if in existence on the Execution Date) applicable to any Company Employees, except (x) for any immaterial amendments to Plans that would not result, either individually or in the aggregate, in more than a de minimis increase in cost to any Group Company and (y) in the ordinary course of business consistent with past practice in connection with any hiring and firing of Company Employees to the extent permitted in this subsection (i), (E) terminate (other than for cause) or hire (other than to replace an employee who has resigned or been fired for cause) or promote any officer of any Group Company or any other Company Employee whose annual base salary (or annual wage rate) is (or would be) $100,000 or more; (F) transfer employees from any Group Company to a Person other than a Group Company or cause any employee of Seller or its affiliates (other than a Group Company) to become an employee of a Group Company, except for any such transfers to the extent expressly provided by Section 5.12.1; or (G) accept the transfer of sponsorship of, or any liabilities relating to, any Plan (other than a Company Plan) from Seller or any of its affiliates (other than a Group Company);

(j)          (A) enter into any collective bargaining agreement or other labor agreement covering any employees of any Group Company or Additional Business Employees or enter into or engage in any negotiations with or recognize or certify any labor union or other labor organization as the representative of any employee of a Group Company or any Additional Business Employee; or (B) implement any employee layoffs, office or plant closings, or any other actions that would reasonably be expected to implicate the notice requirements of the WARN Act;

(k)         make any material change in the Group Companies’ (i) internal controls, methods of accounting or accounting practices (including with respect to reserves), cash management practices or its policies, practices or procedures with respect to collection or recording of accounts receivable, establishment of reserves for uncollectible accounts, establishing credit, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, acceptance of customer deposits, payment practices or policies or its credit practices or policies, or (ii) without limited the generality of clause (i), underwriting guidelines, policies and practices and management practices relating to collection of accounts payable under Customer Leases, and dispute resolution practices relating thereto;

(l)        fail to comply with, or fail to originate and service leases in accordance with, applicable law, Good Policy and the credit and collections policies of the Group Companies in effect as of the Execution Date;

(m)        other than in the ordinary course of business consistent with past practice and in accordance with applicable law and Good Policy, make any Customer Lease to any Person or amend any Customer Lease;

(n)         fail to pay any creditor any material amount owed to such creditor when due or grant any material extensions of credit (other than Customer Leases);

(o)        settle, agree to settle, waive or otherwise compromise any pending or threatened (A) Action that involves any Governmental Entity or Key Partners or (B) other Action, except (i) in the case of clause (B), to the extent such Action does not involve potential payments by or to Seller or any Group Company more than $200,000, does not involve an admission of fault or liability, and does not impose any ongoing obligation on Seller or any Group Company (excluding customary confidentiality obligations as to the existence of such settlement, agreement, waiver or compromise), (ii) in any case, is related to or is arising out of any Recourse Litigation Matter (as defined in Schedule 7.2.6), or (iii) is not and would not otherwise reasonably be expected to be material to Seller or any Group Company or the business of Seller or Group Companies;

(p)         enter into any fundamental new line of business or discontinue any fundamental line of business or any fundamental business operations;

(q)         enter into, renew, adopt or terminate, or modify or amend in material respect (including by accelerating material rights or benefits under), or waive any material right under, any (i) Material Contract (including any Contract that if entered into prior to the Effective Time would constitute a Material Contract), (ii) Customer Leases and/or (iii) the Hosted Services Agreement, dated as of August 7, 2020, between Odessa Technologies, Inc. and Seller, including all right, title, and interest thereto, including all relating sale orders and statements of work, in each case other than in the ordinary course of business consistent with past practice;

(r)          apply for, amend, terminate or allow to expire or lapse any Permit or except in the ordinary course of business consistent with past practice;

(s)          (i) enter into, amend, terminate or permit any of the Policies to lapse or do anything which would make any of the Policies void or voidable or (ii) make any material change in the Group Companies’ guidelines, policies and practices relating to Policy claims;

(t)         (i) make, change or revoke any material Tax election, (ii) waive or extend any restriction on any assessment period relating to Taxes, (iii) file any amended Tax Returns or, without Buyer’s prior written consent, not to be unreasonably withheld, delayed or conditioned, take any position on any Tax Return filed on or after the Execution Date that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods (other than extensions to file Tax Returns validly obtained in the ordinary course of business consistent with past practice), except as otherwise required by applicable law, (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) relating to Taxes, (v) settle or compromise or offer or propose to settle or compromise any Tax audit, contest or other proceeding, or (vi) adopt, change or revoke any Tax accounting or reporting method, in each case to the extent that such action would affect the Tax Liability of the Group Companies for any period after the Closing Date;

(u)         take or omit to take any action to the extent such action or omission would reasonably be expected to result in Book Equity as at Closing to exceed the Book Equity Cap; or

(v)          enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 4.1.2.

4.1.3      Cash Distribution. Seller shall cause Company to, and Company shall, and shall cause the Group Companies to, maintain a mutually agreed Cash balance, and, immediately prior to Closing, to distribute all Cash to Seller that exceeds such amount.

4.1.4      Exclusivity; Acquisition Proposals.

(a)         The period from the Execution Date until the earlier of (a) termination of this Agreement under Article VIII, and (b) the Closing Date shall be referred to as the “Exclusivity Period”. Throughout the Exclusivity Period, Seller and Company shall not, and Seller shall cause the Company not to, and Company shall cause the Group Companies not to, whether directly or indirectly through their affiliates or Representatives, without first obtaining the express consent of Buyer: (i) solicit, initiate discussions, or encourage discussions or negotiations with, or enter into any agreement, including any non-disclosure agreement, with, any party relating to or in connection with (A) the possible acquisition of any Group Company (by way of merger, stock purchase, change of control, asset purchase, license, lease, or otherwise), or (B) any other similar transaction outside of the ordinary course of business consistent with past practice (collectively, a “Restricted Transaction”).

(b)          Throughout the Exclusivity Period, Seller and Company shall, and Seller shall cause the Company to, and Company shall cause the Group Companies to, and shall direct their respective representatives to, (i) cease immediately all discussions and negotiations regarding any communication that constitutes a proposal or request for, or could reasonably be expected to lead to, a Restricted Transaction; and (ii) immediately revoke or withdraw access of any Person (other than Buyer and its representatives) to any data room (virtual or actual) containing any non-public information with respect to the Group Companies and request from each third party the prompt return or destruction of all non-public information with respect to the Group Company, as applicable, previously provided to such Person.

(c)         Throughout the Exclusivity Period, upon its receipt of any offer or proposal with respect to a Restricted Transaction or any request for nonpublic information or inquiry that Company or Seller reasonably believe could lead to a proposal for a Restricted Transaction, Company or Seller will promptly provide Buyer with a copy of any written proposal, request or inquiry received, or, in the event the proposal, request or inquiry is not written, a summary of the proposal, request or inquiry, including the identity of the parties making the proposal and its terms.

4.2        Access to Information. Subject to appropriate restrictions on access to information that Company determines in good faith to be proprietary or competitively sensitive, any confidentiality obligations imposed on any Group Company by third party Persons, and any applicable law that restricts any Group Company from disclosing information related to such Group Company’s employees, customers or suppliers, Seller and Company shall, and Seller shall cause Company to, and Company shall cause the Group Companies to, subject to applicable law, afford Buyer and its respective Representatives, upon reasonable prior notice, reasonable access during normal business hours, in a non-disruptive manner during the period before the Closing to all information concerning the business, properties, and personnel of the Group Companies.

4.3        Commercially Reasonable Efforts. Seller and Company shall, and Seller shall cause Company to, and Company shall cause the Group Companies to, use commercially reasonable efforts to effect the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

4.4       Supplements to Disclosure Schedule. Company may, from time to time, supplement or amend the Disclosure Schedule with respect to any matter, condition or occurrence which arose or came to exist after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required by Section 3.1 or 3.2 of this Agreement to be included in the Disclosure Schedule; provided, that no supplement or amendment of the Disclosure Schedule shall be permitted, or recognized by any Party, to the extent it qualifies, or sets forth any exception from or against, any Company Fundamental Representation or Seller Fundamental Representation.

ARTICLE V.
ADDITIONAL AGREEMENTS

5.1         Confidentiality.

(a)       Except as used in the prior sentence, for the purposes of this Agreement the defined term “Confidential Information” means the following: (i) trade secrets concerning the business of the applicable Person, including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, advertising methods, sales methods, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other similar information that relates to the business of the applicable Person and is a trade secret under applicable law; (ii) other confidential or proprietary information concerning the business of the applicable Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials and operating procedures); (iii) notes, analyses, compilations, studies, summaries and other material prepared by or for the applicable Person containing or based, in whole or in part, on any information included in the foregoing; and (iv) the terms of this Agreement and any other Transaction documents.

(b)         From and after the Closing, Seller shall, and shall cause its affiliates and its and their Representatives to, hold in confidence all Confidential Information received or accessed by Seller concerning Company or Buyer and the business of Group Companies or Buyer, except (A) to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller or any of such affiliate or Representative; (ii) is lawfully acquired by Seller or such affiliate or Representative from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (iii) was or is independently developed by Seller without reference to or use of, in whole or in part, any of such Confidential Information, (B) that Seller may make announcements from time to time to its employees, customers, suppliers and other business relations, (C) in connection with the enforcement of Seller’s rights under this Agreement or (D) to Seller’s affiliates, employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential). If Seller or any such affiliate or Representative is compelled to disclose any information by judicial, regulatory or administrative process or by other requirements of law, Seller shall promptly notify Buyer in writing and shall disclose, or cause to be disclosed, only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment shall be accorded such information. The parties hereto further acknowledge and agree that Seller may disclose the terms and the existence of this Agreement and the transactions contemplated hereby to their respective affiliates in order that such affiliates may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective actual and prospective limited partners and investors in connection with their fundraising and reporting activities.

(c)         From and after the Closing, Buyer shall, and shall cause its affiliates and its and their Representatives to, hold in confidence all Confidential Information of Seller (which, for the avoidance of doubt, shall not include any information concerning the Group Companies or the business of the Group Companies), except (A) to the extent that Buyer can show that such information (i) is generally available to and known by the public through no fault of Buyer or any of such affiliate or Representative; (ii) is lawfully acquired by Buyer or such affiliate or Representative from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) was or is independently developed by Buyer without reference to or use of, in whole or in part, any such Confidential Information, (B) that Buyer may make announcements from time to time to its employees, customers, suppliers and other business relations, (C) in connection with the enforcement of Buyer’s rights under this Agreement or (D) to Buyer’s affiliates, employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential). If Buyer or any such affiliate or Representative is compelled to disclose any information by judicial, regulatory or administrative process or by other requirements of law, Buyer shall promptly notify Seller in writing and shall disclose, or cause to be disclosed, only that portion of such information which Buyer is advised by its counsel in writing is legally required to be disclosed, provided, that Buyer shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment shall be accorded such information. The parties hereto further acknowledge and agree that Buyer may disclose the terms and the existence of this Agreement and the transactions contemplated hereby to their respective affiliates in order that such affiliates may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective actual and prospective limited partners and investors in connection with their fundraising and reporting activities.

5.2         Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such cost or expense; provided, however, that (i) the fees and expenses of the Accounting Arbitrator, if any, shall be paid in accordance with Section 2.2(e) and (ii) the Transaction Expenses shall reduce the Purchase Price.

5.3         Further Assurances. If, at any time after the Closing, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each Party (or the proper officers and directors of each entity that is a Party, as applicable) will take all such action.

5.4         Public Announcements. Prior to Closing, no Party (and each such Party shall ensure that none of its or its Representatives) shall issue a press release, public announcement or otherwise communicate publicly or with any news media with respect to this Agreement or the Transactions without the prior written consent of the other Parties, except as required by or as advisable under applicable law, regulation, or Governmental Entities; provided, that the other Parties shall have the right to review and comment on the content and timing of such communications (except if prohibited by applicable law, regulation, or Governmental Entities), and the first Party shall consider such comments in good faith. After the earlier to occur of Closing and Seller making a public announcement pursuant to the preceding sentence, Buyer may issue a press release concerning this Agreement and the Transactions (provided, that Seller shall have the right to review and approve the content and timing of such press release (such approval not to be unreasonably withheld, conditioned or delayed)) or the Parties may issue a joint press release concerning this Agreement and the Transactions. Nothing in this Agreement shall prevent any Party from furnishing any information to any Governmental Entity or from issuing any release as advisable under or required by applicable law.

5.5         Resignations. Company will cause to be delivered to Buyer on or prior to the Closing Date the resignations of all of the directors and officers of any Group Companies, as listed on Schedule 5.5, such resignations to be effective concurrently with the Closing.

5.6         [Reserved.]

5.7         Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all transfer, documentary, sales, use, value added, goods and services, stamp, registration, and similar Taxes (including any share transfer and real property transfer Taxes) arising in connection with or as a result of the Transactions will be borne and paid by Buyer. Buyer will prepare any Tax Returns with respect to such Taxes, and Seller will cooperate with Buyer in the preparation of such Tax Returns, with the costs of preparation and filing of any such Tax Returns being borne by Buyer.

5.8          HSR Act Filings.

(a)        Subject to the other terms of this Agreement, including this Section 5.8, each of Seller, Buyer and Company shall, and shall cause its respective affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including (i) making all necessary filings, notices, petitions, registrations, statements, or submissions with any Governmental Entity; (ii) obtaining all necessary actions or nonactions, approvals, authorizations, consents, clearances, decisions, declarations, permits, waivers, and expirations or terminations of any waiting period from any Governmental Entity; and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

(b)         In furtherance and not in limitation of the foregoing, Buyer and the Company have filed the Notification and Report Forms as required under the HSR Act on April 22, 2025. Each of Buyer and Company shall pay one-half all filing fees in connection with any filings required under the HSR Act.

(c)        Buyer and the Company shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent not prohibited by applicable law, cooperate and consult with each other in connection with obtaining any necessary actions or nonactions, approvals, authorizations, consents, clearances, decisions, declarations, permits, waivers, and expirations or terminations of any waiting period from any Governmental Entity, including (i) furnishing any necessary documents or information, and such assistance as the other Party may reasonably request, in connection with the preparation of any filings, notices, petitions, registrations, statements, or submissions with any Governmental Entity; (ii) promptly informing the other Party of any substantive communication with any Governmental Entity; (iii) promptly furnishing the other Party with copies of all substantive written communications, between the Party and its affiliates and their respective Representatives on the one hand, and any Governmental Entity on the other hand; (iv) provide each other with a reasonable opportunity to review in advance and comment upon, and consider in good faith the views of one another, with respect to any analyses, appearances, presentations, memoranda, briefs, letters, white papers, arguments, opinions, and proposals made or submitted by or on behalf of any Party to any Governmental Entity, or in connection with any proceeding by a private party to any other Person, relating to the transactions contemplated hereby; and (v) not participate independently in any substantive meeting, conference, or discussion with or before any Governmental Entity with respect to the transactions contemplated hereby without giving the other Party reasonable advance notice and, unless prohibited by such Governmental Entity, the opportunity to attend and participate, provided, that any Party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other under this Section 5.8 as “Outside Counsel Only” such that the materials and the information contained therein shall be given only to the outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials or its counsel.

(d)         Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will require or obligate Buyer or any of its affiliates to (and in no event shall any representation, warranty or covenant of Buyer contained in this Agreement be breached or deemed breached as a result of the failure of Buyer or any of its affiliates to take any of the following actions) (i) agree to or otherwise become subject to any limitations on (A) the right of Buyer or any of its affiliates effectively to control or operate its business (including the business of its affiliates) or assets (including the assets of its affiliates) in its sole discretion, or (B) the right of Buyer or any of its affiliates to exercise full rights of ownership of its business (including the business of its affiliates) or assets (including the assets of its affiliates), (ii) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of itself or any of its affiliates or its business or any of its subsidiaries or any of the assets or operations of Buyer or its subsidiaries, (iii) agree or be required to restructure the organization and reporting lines of Buyer or any of its affiliates (including its subsidiaries), (iv) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any law governing foreign investment control, competition, monopolies or restrictive trade practices or (v) incur any out-of-pocket expense or change any terms to any Contract to which Buyer or any of its affiliates is a party in order to obtain any consent or cause any condition precedent to be satisfied. All references in this Section 5.8(d) to Buyer’s affiliates or subsidiaries shall include the Group Companies in respect of the period from and after the Closing.

(e)          During the period from the Execution Date to the expiration of the waiting period pursuant to the HSR Act with respect to the Transactions, Buyer and the Company shall not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction) that would reasonably be expected to (A) materially delay obtaining, or materially increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise materially delay or prevent the consummation of the transactions contemplated by this Agreement.

(f)          For purposes of this Section 5.8, the following definitions shall apply:

(i)         “Antitrust Approvals” means the filing of a pre-merger notification report and all other required documents by Buyer and Company, and the expiration or termination of all applicable waiting periods, under the HSR Act and the foreign antitrust filings, in each case, set forth on Schedule 5.8.

(ii)         “Antitrust Laws” means, collectively, the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and all other federal, state, foreign statutes, or supranational laws, or rules, regulations, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

(iii)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder.

5.9        Contact with Employees, Customers and Suppliers. Prior to the Closing, neither the Buyer nor any of the Buyer’s Representatives shall contact or otherwise communicate with any employees (other than the Key Executives or other Persons regarding the terms and conditions of their respective employment by Buyer or its affiliates or a Group Company from and after the Closing, and the Key Partners, set forth on Schedule 5.9), customers or suppliers of any Group Company in connection with or regarding the Transactions, except to the extent approved in advance and in writing by Seller (which approval shall not be unreasonably withheld, conditioned or delayed).

5.10      Buyer Commercially Reasonable Efforts. From the Execution Date to the earlier of the Closing Date and the termination of this Agreement in accordance with Article VIII, Buyer shall, subject to Section 5.8, use commercially reasonable efforts to effect the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

5.11      Officers and Directors. Buyer shall cause the Company to maintain the Group Companies’ existing indemnification and exculpation provisions as of the date of this Agreement with respect to present and former directors, officers, or managers (or functional equivalent) of the Group Companies (collectively, the “D&O Indemnified Parties”) for all losses, expenses, judgments, fines, and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or prior to the Closing Date to the fullest extent permitted or required under applicable law and the Group Companies’ Organizational Documents in effect as of the Execution Date (to the extent consistent with applicable law), for a period of six years after the Closing Date, and shall cause the Group Companies to perform their obligations under such indemnification provisions and agreements in accordance with their respective terms. If any Group Company (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions must be made so that the successors and assigns of the Group Company will assume all of the obligations set forth in this Section 5.11. The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by the D&O Indemnified Parties, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Party may have had by contract or otherwise.

5.12       Employee Benefit Plans.

5.12.1    The Parties agree that (i) Buyer shall offer employment, effective as of the Closing, to the Additional Business Employees set forth on Schedule 5.12.1(i) who, as of the Execution Date, are employed by ePlus Technology and Seller shall not take any action to discourage any of such employees from accepting Buyer’s offer of employment or induce any of such employees to remain employed by ePlus Technology or Seller (or any of their affiliates) following the Closing, (ii) Seller shall make, or cause ePlus Technology to make, the Additional Business Employees set forth on Schedule 5.12.1(ii) available to provide services to Buyer and its affiliates following the Closing under the Transition Services Agreement in accordance with the terms thereof, and (iii) Seller shall be solely responsible for, and Buyer shall have no liability in respect of, the Additional Business Employees set forth on Schedule 5.12.1(iii). In addition, the Parties agree that (x) Seller shall cause the employees of the Group Companies set forth on Schedule 5.12.1(x) to be transferred by the applicable Group Company to Seller or one of its affiliates (other than a Group Company) prior to the Closing and Seller shall make, or cause its applicable affiliate to make, such employees available to provide services to Buyer and its affiliates following the Closing under the Transition Services Agreement in accordance with the terms thereof, and (y) Seller shall cause the employees of the Group Companies set forth on Schedule 5.12.1(y) to be transferred by the applicable Group Company to Seller or its affiliates (other than a Group Company) prior to Closing and Seller shall be solely responsible for, and Buyer shall have no liability in respect of, such employees.

5.12.2    Effective as of the Closing, Company and each other Group Company shall cease to participate in all Plans other than Company Plans. Seller and its affiliates (other than Company and any other Group Company) shall remain responsible for, and Buyer and its affiliates (including Company and each other Group Company following the Closing) shall have no liability relating to any Plans other than the Company Plans.

5.12.3    Subject to Section 5.12.8, for a period of twelve (12) months following the Closing (or such shorter period of time that a Company Employee remains employed by Buyer or its affiliates), Buyer shall, or shall cause the Company or the applicable Group Company to, provide (x) each employee of Company and any other Group Company, whether salaried or hourly (including each such employee who is absent due to vacation, holiday, illness, leave of absence or short-term disability) who is employed as of immediately prior to the Closing and (y) each Additional Business Employee set forth on Schedule 5.12.1(i) who accepts an offer from, and is hired by, Buyer in connection with the Closing pursuant to Section 5.12.1 (and after taking into account any transfers of employment as provided under Section 5.12.1) (each, a “Company Employee” and collectively “Company Employees”) (i) the same or similar job or role as in effect immediately prior to the Closing Date, (ii) a base salary or base wage level at least equal to the base salary or base wage level to which such Company Employee was entitled immediately prior to the Closing Date, (iii) target short-term cash bonus and incentive opportunities substantially equivalent to the target short-term cash bonus and incentive opportunities to which such Company Employee was entitled immediately prior to the Closing Date as set forth on Schedule 5.12.3, and (iv) benefits (excluding any long-term incentive opportunities, equity and equity-based compensation, change in control or other transaction related payments or benefits, defined benefit pension, and post-employment health or welfare benefits) that are, in all material respects, substantially comparable in the aggregate to the benefits (excluding any long-term incentive opportunities, equity and equity-based compensation, change in control or other transaction related payments or benefits, defined benefit pension, and post-employment health or welfare benefits) that such Company Employee were entitled to receive immediately prior to the Closing Date. No provisions of this Agreement shall be construed as a guarantee of continued employment of any Company Employee and this Agreement shall not be construed so as to prohibit Buyer or any of its affiliates (including Company or any other Group Company following the Closing) from (x) instructing any Company Employee to work from home or (y) having the right to terminate the employment of any Company Employee.

5.12.4   Buyer shall use commercially reasonable efforts to cause the benefit plans providing group welfare benefits in which the Company Employees commence to participate after the Closing Date to recognize all costs and expenses incurred by the Company Employees (and their spouses, domestic partners, dependents, and beneficiaries) up to (and including) the Closing Date, for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such benefit plan providing group welfare benefits, and to waive any preexisting condition, evidence of insurability, good health or actively-at-work exclusions for the Company Employees. From and after the Closing Date, Buyer shall honor and assume, or cause one of its affiliates (including Company or any other Group Company) to honor and assume, all paid time off of the Company Employees that is accrued and unused as of immediately prior to the Closing, to the extent reflected as a liability in Book Equity as finally determined pursuant to Section 2.2.

5.12.5    With respect to each Company Employee, effective after the Closing Date, Buyer shall, or shall cause Company or the applicable Group Company to, recognize, for purposes of eligibility and vesting but not for purposes of benefit accrual other than determining level of paid time off or severance under all plans, programs and arrangements established or maintained by Company or any Group Company for the benefit of the Company Employees, all previous service with the Seller and its affiliates, including Company and the Group Companies, prior to the Closing Date to the extent such service was recognized under the corresponding arrangements covering such Company Employees including, for purposes of eligibility and vesting and for benefit levels solely for purposes of determining level of paid time off and severance, except where credit would result in duplication of benefits.

5.12.6    Buyer shall indemnify, defend, and hold Seller and its affiliates harmless from and against any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of any suit or claim of violation brought against Seller, Company or any of their affiliates under the WARN Act for any actions taken by Buyer or its affiliates on or after the Closing Date with regard to any Company Employee, subject to Seller providing Buyer with a correct and accurate Employee Termination List and such other information as contemplated in the last sentence of this Section 5.12.6. Seller shall indemnify, defend, and hold Buyer and its affiliates (including Company and each other Group Company following the Closing) harmless from and against any and all liabilities, claims and obligations (including attorney’s fees and other costs of defense) arising out of or otherwise in respect of any suit or claim of violation brought against Buyer or any of its affiliates under the WARN Act for any actions taken by Seller, Company or any of their affiliates before the Closing Date with regard to any Group Company employee or Additional Business Employee affected by this Agreement, unless any such actions were expressly directed in writing by Buyer or its affiliates. Seller shall cooperate with Buyer and provide Buyer accurate records regarding all Group Company employment losses (as defined by the WARN Act) occurring within 90 days before Closing, including providing Buyer with an updated Employee Termination List, and other information reasonably requested by Buyer to assess compliance with the WARN Act.

5.12.7    Following the Closing, Seller and its affiliates (other than Company or any other Group Company) shall remain liable for all workers’ compensation claims incurred by Company Employees prior to the Closing under workers’ compensation policies of Seller or its affiliates (other than as may be covered by any workers’ compensation policies maintained solely by Company or any other Group Company as of Closing). A workers’ compensation claim for this purpose shall be deemed to be incurred at the time of the injury, sickness or other event giving rise to the claim for such benefits.

5.12.8    Nothing in this Agreement shall confer upon any Company Employee or any other Person any right to continue in the employ or service of the Company, any other Group Companies, or any of their affiliates, or shall interfere with or restrict in any way the rights of the Company, any other Group Companies, Buyer, Seller, or any of their respective affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. Except as expressly set forth herein, and notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.12 shall (i) be deemed or construed to be an amendment or other modification of any Plan or employee benefit plan of Buyer, Seller, Company, any other Group Companies or their respective affiliates, (ii) prevent Seller, Company, any other Group Companies, Buyer, or any of their affiliates from amending or terminating any Plan or employee benefit plan of Buyer, Seller, Company, any other Group Companies or their respective affiliates in accordance with its terms, or (iii) create any third-party rights in any current or former service provider of Company or any other Group Company (or any beneficiaries or dependents thereof).

5.12.9    Seller agrees that, notwithstanding the terms of any non-solicitation, non-disclosure or other restrictive covenant obligation between Seller (and its affiliates) and any Company Employee, such Company Employee shall be permitted to provide services to Buyer and its affiliates (including the Group Companies) after the Closing, and Seller shall not seek to enforce the terms of any such restrictive covenants following the Closing with respect to any such Company Employee’s services to Buyer or its affiliates (including the Group Companies).

5.12.10  Following the Closing, Buyer shall (or shall cause its applicable affiliate to) pay retention bonuses to the Company Employees as set forth on Schedule 5.12.10 and in the amounts as set forth on Schedule 5.12.10 (less applicable withholding taxes) (the “Retention Bonuses”), subject and pursuant to the terms and conditions of the applicable Retention Bonus Agreement and this Section 5.12.10.  Seller shall pay (or shall cause to be paid) to Buyer, no later than five (5) business days immediately prior to the date that any such Retention Bonuses are due to be paid by Buyer (or its applicable affiliate) to the applicable Company Employees, the amount of such Retention Bonuses (plus the employer portion of any payroll, social security, employment or similar Taxes related to such amounts); provided, that Buyer shall provide written notice to Seller of the amount of such Retention Bonuses to be paid (plus the employer portion of any payroll, social security, employment or similar Taxes related to such amounts) ten (10) business days prior to the date that Seller’s payment to Buyer is due; provided, further that to the extent that Buyer is unable to timely provide such advance written notice to Seller as provided in the preceding proviso, Seller shall instead promptly reimburse Buyer (or its applicable affiliate) for the amount of any such Retention Bonuses (plus the employer portion of any payroll, social security, employment or similar Taxes related to such amounts) paid by Buyer (or its applicable affiliate). Seller shall indemnify, hold harmless and defend the Buyer Indemnified Parties against any and all Indemnifiable Amounts incurred, suffered or sustained by any Buyer Indemnified Party arising out of Seller’s failure to timely pay (or, if applicable, reimburse) Buyer the amount of such Retention Bonuses in accordance with the preceding sentence.

5.13       Tax Matters.

5.13.1    Pre-Closing Tax Returns. Buyer shall prepare and file (or cause to be prepared and filed) all non-income Tax Returns of each Group Company required to be filed by each Group Company after the Closing Date with respect to a taxable period ending on or prior to the Closing Date. Seller shall prepare and file (or cause to be prepared and filed) any Tax Returns for which any Group Company is included in any Seller Group (“Seller Returns”) and any other income Tax Return of any Group Company with respect to a taxable period ending on or prior to the Closing Date. Seller shall prepare any such income Tax Return of any Group Company (other than Seller Returns) in a manner consistent with past practice unless otherwise required by applicable law, provide a draft of such Tax Return to Buyer for its review at least thirty (30) days prior to the due date of such Tax Return (taking into account applicable extensions) and reasonably and in good faith consider any comments provided by Buyer prior to the due date of such Tax Return (taking into account applicable extensions). For avoidance of doubt and notwithstanding anything to the contrary herein, Buyer shall not be entitled to receive a copy of, review or comment on, or consent to any amendment of, any Seller Returns.

5.13.2    Cooperation. Buyer and Seller shall, and shall cause their affiliates to, cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant hereto and any proceeding related thereto. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall retain all books and records with respect to Tax matters pertinent to each Group Company relating to any Tax period beginning before the Closing Date until the earlier to occur of six years following the Closing Date and 30 days after the expiration of the statute or period of limitations of the respective Tax periods.

5.13.3    Transaction Tax Deductions. To the extent permitted under applicable law, including for purposes of preparing U.S. federal and applicable state and local income Tax Returns described in this Section 5.13 and for any other applicable purposes of this Agreement, the Parties shall treat any Transaction Tax Deductions as deductible in a Pre-Closing Tax Period and shall not apply the “next day rule” under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) to such Transaction Tax Deductions and the Parties shall use the safe harbor provisions with respect to “success-based fees” in Revenue Procedure 2011-29, 2011-18 I.R.B. 746. For purposes of this Agreement, “Transaction Tax Deductions” means, without duplication, any item of loss, deduction or expense incurred by any Group Company or Seller in connection with the Transactions that are paid by Seller or any Group Company before the Closing Date or taken into account in Closing Transaction Expenses or any other adjustment to the Purchase Price, in each case, for which a deduction is available for U.S. federal (and applicable state and local) income tax purposes at a “more likely than not” or higher level of comfort.

5.13.4    338 Election.

(a)        Buyer and Seller agree to make or cause to be made with respect to the sale and purchase of Units, a timely, effective and irrevocable election under Section 338(h)(10) of the Code (and any corresponding election under applicable state or local Tax laws) for each Group Company that is treated as a domestic corporation for U.S. federal income tax purposes and to file such elections in the manner required by applicable rules and Treasury Regulations (the “Section 338(h)(10) Elections”). At the Closing, Seller shall deliver to Buyer IRS Form 8023 and any similar forms under state or local law (including any exhibits and attachments thereto) with respect to Buyer’s purchase of Units (collectively, the “Section 338(h)(10) Forms”), which Section 338(h)(10) Forms shall have been duly executed by Seller. Buyer shall: (i) cause the applicable Section 338(h)(10) Forms to be duly executed by an authorized person for Buyer; (ii) complete the schedules required to be attached thereto; (iii) provide a copy of the executed Section 338(h)(10) Forms and schedules to Seller; and (iv) duly and timely file the Section 338(h)(10) Forms as prescribed by Treasury Regulations Section 1.338(h)(10)-1 or applicable provision under state or local law. Seller and Buyer shall cooperate with each other to take all actions necessary and appropriate (including filing Section 338(h)(10) Forms) to effect a timely Section 338(h)(10) Election.

(b)        Buyer and Seller hereby mutually agree that the “Aggregate Deemed Sale Price” (as defined under applicable Treasury Regulations) of the assets of the Group Companies shall be allocated for federal and other applicable income Tax purposes among the assets of the Group Companies in accordance with Schedule 5.13.4 (the “Section 338(h)(10) Allocation”). Buyer shall prepare the Section 338(h)(10) Allocation in accordance with the preceding sentence and provide a draft copy of such statement to Seller within ninety (90) days following the determination of the Final Purchase Price Adjustment pursuant to Section 2.2(g). Buyer shall consider in good faith any comments to the Section 338(h)(10) Allocation received by Seller within 30 days of Seller’s receipt of the draft Section 338(h)(10) Allocation. In the event that the Purchase Price is adjusted for any reason after the preparation by Buyer of such Section 338(h)(10) Allocation, Buyer is permitted to adjust the Section 338(h)(10) Allocation accordingly and, to the extent required by applicable law, Buyer and Seller shall file amended Tax Returns consistent with such revised Section 338(h)(10) Allocation.

(c)         Seller and Buyer shall (i) treat the Section 338(h)(10) Election as valid, (ii) not take any action inconsistent with such treatment, and (iii) file, or cause to be filed, all Tax Returns and information reports (including IRS Forms 8594 and 8883) in a manner consistent with the Section 338(h)(10) Election and the Section 338(h)(10) Allocation.

5.13.5    Tax Refunds. Except to the extent such Tax refunds or Tax credits were taken into account (as finally determined) as an asset in Closing Book Equity, Buyer shall, or shall cause the Group Companies to, pay to Seller the amount of any cash Tax refunds or Tax credits in lieu thereof with respect to the Group Companies actually received by any Group Company that arise with respect to any Pre-Closing Tax Period, in each case, net of any out-of-pocket expenses, costs or Taxes incurred in connection therewith. Such payments shall be made within 15 days of receipt of any such refund or credit by Buyer or the applicable Group Company. To the extent any Tax refund or credit paid to Seller pursuant to this Section 5.13.5 is subsequently disallowed or required to be returned to the applicable Governmental Entity, Seller shall repay the amount of such Tax refund, together with any interest, penalties or other additional amounts imposed by such Governmental Entity, to Buyer promptly after receiving notice of such disallowance.

5.13.6    Straddle Periods. To the extent permitted or required by applicable law, the Parties shall cause the taxable year of each Group Company that includes the Closing Date to end on the Closing Date. To the extent that closing the taxable year is not permitted or required by applicable law, for purposes of this Agreement, in the case of any taxable period that includes (but does not end on) the Closing Date (“Straddle Period”), (i) the amount of any property and ad valorem Taxes that are allocated to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and (ii) the amount of Taxes other than those described in clause (i) that are allocated to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

5.13.7    Tax Contest. Buyer agrees to promptly notify Seller in the event that Buyer or any Group Company receives notice in writing of any examination, claim, settlement, proposed adjustment, administrative or judicial proceeding, or other matter related to any Taxes which would be Indemnified Taxes (“Tax Contest”). If Seller notifies Buyer in writing within thirty (30) days following receipt of such written notice that Seller intends to exercise its defense rights pursuant to this Section 5.13.7, Seller shall be entitled to defend, at its own expense, any such Tax Contest; provided, however, that in connection with any matters that Seller elects to defend pursuant to this Section 5.13.7, (i) Seller shall keep Buyer informed of all material developments and events relating to such matter, (ii) Seller shall consult with Buyer in the conduct, negotiation and settlement of any such Tax Contest, (iii) Buyer shall have the right to participate in any Tax Contest, and (iv) Seller may not, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), agree to any settlement of any such Tax Contest. This Section 5.13.7 shall, and Section 7.5 shall not, apply to any Tax controversy, audit or other proceeding with respect to Taxes of any Group Company.

5.13.8    Post-Closing Actions. Without the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned) and solely to the extent that such action would reasonably be expected to give rise to Indemnified Taxes, Buyer shall not, and shall not permit or cause any Group Company to (i) amend (or cause to be amended) or otherwise modify (or cause to be otherwise modified) any Tax Returns of any Group Company with respect to any Pre-Closing Tax Period; (ii) file any Tax Return of any Group Company for any taxable period ending on or prior to the Closing Date in a jurisdiction in which such entity did not previously file a Tax Return; (iii) make or change any Tax election with respect to any Group Company that has retroactive effect to any Pre-Closing Tax Period; (iv) agree to the waiver or any extension of the statute of limitations relating to any Taxes of any Group Company for any Pre-Closing Tax Period; or (v) enter into or file any voluntary Tax disclosure, amnesty or similar filing or agreement with respect to any Taxes attributable to any Pre-Closing Tax Period.

5.14       Pre-Closing Reorganization; Non-U.S. Subsidiaries; Wrong Pocket.

5.14.1    Seller shall, and shall cause its affiliates (including, prior to the Closing, the Group Companies) to take, or cause to be taken, all necessary action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the reorganization actions and steps set forth in Schedule 5.14 (the “Pre-Closing Reorganization”). In connection therewith, Seller shall, and shall cause its affiliates to, use commercially reasonable efforts to execute and deliver such bills of sale, certificates of title, deeds, assignments of contracts and other instruments of conveyance, as and to the extent necessary to effect Pre-Closing Reorganization.

5.14.2    Seller shall ensure that, at the Closing, the Group Companies hold such properties and tangible and intangible assets (including books, records, data and financial information), free and clear of all Liens (other than Permitted Encumbrances), as are currently held by Seller and its affiliates for the operation of the Business, after giving effect to the Pre-Closing Reorganization and taking into account the services to be provided under the Transition Services Agreement and any other agreement or sublease entered into between the Parties in connection with the Transaction.

5.14.3    Between the Execution Date and the earlier of the Closing and the termination of this Agreement, Seller and Buyer shall, and shall cause their affiliates to, reasonably assist and cooperate with each other to identify, and take preparatory measures to implement the migration or replacement of, services that are being provided to the Group Companies by Seller and its affiliates as of the Execution Date but that are not part of the transitional services to be provided to the Group Companies under the Transition Services Agreement.

5.14.4    Prior to the Closing Date, Seller shall cause Group Sub to (i) transfer, assign and convey the entirety of the issued and outstanding equity securities of each of England Sub and Netherland Sub, to a Person other than a Group Company or (ii) wind up the applicable Out of Scope Company with no surviving obligation of any Group Company.

5.14.5    Seller shall promptly pay to Company (when received) all monies received by Seller or any of its affiliates after the consummation of the Closing that relate to the Business or the Group Companies (including payments from any lessees). Further, Seller shall provide Buyer with periodic records of such monies received by Seller or any of its affiliates on behalf of the Business or the Group Companies.

5.15     Insurance. With respect to events or circumstances relating to any Group Company that occurred or existed prior to the Closing Date and that are covered by occurrence-based third party liability insurance policies of Seller or its affiliates, Buyer may request Seller to make claims under such policies, to apportion any recoveries between Seller and its affiliates, on the one hand, and Buyer and its affiliates, on the other hand, in proportion to the loss suffered by Seller and its affiliates, on the one hand, and Buyer and its affiliates, on the other hand, and to remit to Buyer the portion or recoveries allocated to Buyer and its affiliates in respect of such claims. Buyer agrees that none of Seller or any of its affiliates shall have any liability under this Agreement or otherwise for any liabilities for failure by Buyer to report in a timely manner or for delays in reporting by Buyer or its affiliates that void any available coverage under any insurance policy or self-insured program of Seller or its affiliates.

5.16       ROFR. From and after the Closing Date for a period of three years, Seller shall, and shall cause its affiliates to, provide to Buyer and the Group Companies a right of first refusal to provide lease financing with respect to any business originated from any customers and/or accounts that are being as of the date of this Agreement, and have prior to the date of this Agreement been, served by both (a) Seller and/or any of its affiliates as well as (b) any Group Company, excluding (i) any lease financing originated exclusively by a third party not affiliated with Seller, (ii) any such business in respect of which, as of the time of origination, lease financing has already been arranged by a third party, or (iii) any such business that is an extension of any existing lease financing that is being retained by Seller in connection with the Transaction (“Joint Customer”). Each time Seller or any of its affiliates, from and after the Closing Date, offers, or is requested by a Joint Customer to provide or propose, lease financing to be provided by any third party to a Joint Customer, Seller shall, and shall cause its affiliates to, give Buyer the same information as it has provided to any third-party financing source. If Seller determines in good faith that Buyer’s proposal is less competitive than any other third-party’s proposal (including such factors as any discount, incentive, or origination fees that may be paid to Seller or its affiliates), Seller shall, and shall cause its affiliates to, give Buyer an opportunity to match the proposal and use reasonable best efforts to establish Buyer or any of the Group Companies as determined by Buyer as the lease provider for that financing opportunity. For the avoidance of doubt, it is acknowledged that Seller cannot compel any customer to enter into any lease financing opportunity nor select the lease financing provider, and that the customer may be separately arranging or have pre-arranged financing of its own accord, with or without Seller’s knowledge. Further, the engagement of the Buyer’s and the Group Companies’ sales team as Seller’s and its affiliates’ exclusive lease financing source shall fulfill any obligation under this Section 5.16.

5.17       Restrictive Covenants.

5.17.1    Seller hereby agrees that, from and after the Closing Date for a period of three (3) years (the “Restricted Period”), Seller shall not, and shall cause its affiliates not to, directly or indirectly, as a partner, joint venturer, employer, employee, consultant, equity holder, principal, manager, agent, or otherwise, own, manage, operate, finance, join, control, participate in, or lend money or its reputation to any business, whether in corporate, limited liability company, or partnership form or otherwise, which in any way engages in any business that competes with the Business in the United States of America, relating to the Business in the past five (5) years; provided, however, that (1) Seller and its affiliates may continue to operate their respective businesses of selling equipment and services (A) without providing traditional lease or other financing, and (B) with providing deferred payment arrangements (using interest-free and commission-free arrangements, but excluding, in each case, the Business) in the ordinary course consistent with past practice; and (2) the Restricted Period shall be extended by and for the duration of any period of time during which Seller is judicially determined to be in violation of any provision of this Section 5.17.

5.17.2    Seller hereby agrees that, during the Restricted Period, it shall not, and shall cause its affiliates not to, directly or indirectly, as a partner, joint venturer, employer, employee, consultant, equity holder, principal, manager, agent, or otherwise, (a) induce or attempt to induce, hire or attempt to hire, or cause any member of the senior management or any member of the sales team of any Group Company (a “Restricted Person”) to leave the employ of or engagement with such Group Company or its affiliate of any of the foregoing, or (b) induce, or attempt to induce, any customer, salesperson, supplier, vendor, representative, agent, licensee, or other Person transacting business with any Group Company or any of its affiliates of any of the foregoing to materially reduce or cease doing business with such Person; provided, however, that such Restricted Period shall be extended by and for the duration of any period of time during which Seller is judicially determined to be in violation of any provision of this Section 5.17.2. The foregoing restrictions shall include any Person who was a Restricted Person, customer, salesperson, supplier, vendor, representative, agent, licensee, or other Person transacting business with any Group Company or its affiliates within six (6) months prior to the Closing Date or during such Restricted Period. Notwithstanding the foregoing, this Section 5.17.2 shall not restrict Seller or any of its affiliates from (x) conducting general solicitations for employees or public advertisements of employment opportunities (including any recruitment efforts conducted by any recruitment agency), provided, that such general solicitations, public advertisements and recruitment efforts are not intentionally directed or otherwise targeted at such Restricted Person and no such Restricted Person that is a Key Executive is subsequently hired or retained, or (y) soliciting for employment or retention or hiring, employing or retaining any individual who is no longer employed by any Group Company or its affiliates as of the time of such solicitation, retention or hiring; provided, that such individual was terminated by such applicable Person at least three (3) months prior to, or resigned from his or her position with such entity at least three (3) months prior to, such solicitation, retention or hiring.

5.17.3    Except as required by law, during the Restricted Period, the Parties hereby agree that neither Party shall, and shall not cause its affiliates to, directly or indirectly (on its own behalf or in the service or on behalf of others or jointly with any other Person), disparage, nor shall either Party cause any of its affiliates to disparage the other Party or any of their respective current or former directors, managers, officers, management-level employees, or affiliates (each, a “Covered Person”), with respect to such Covered Person’s business reputation as it relates to the business activities conducted by such Party or any of its affiliates whether in public or private, including in any and all interviews, oral statements, written materials, electronically-displayed materials, and material or information displayed on Internet-related sites. The foregoing provisions of this Section 5.17.3 shall not restrict or impede any Person or any of such Person’s affiliates from exercising protected legal rights to the extent that such rights cannot be waived by agreement or from providing truthful statements in response to any Governmental Entity, rulemaking authority, subpoena power, legal process, required governmental testimony or filings, or judicial, administrative or arbitral proceedings (including depositions in connection with such proceedings).

5.17.4    The Parties specifically acknowledge and agree that the remedy at law for any breach of the foregoing shall be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. Seller hereby further acknowledges and agrees that, in view of the nature of the Company’s and the Group Companies’ respective businesses and the business objectives of Buyer in entering into the Transactions and the consideration delivered to Seller therefor, the scope of business, territorial, and time limitations contained in this Section 5.17 are reasonable and properly required for the adequate protection of Buyer. The parties intend that the covenants of this Section 5.17 be (i) enforceable to the maximum extent permitted by law, and (ii) severable, and, if any reviewing court determines that any such covenant is unenforceable, invalid, or of excessive duration or scope, such determination shall not affect the enforceability of any other covenants herein; further, in the event of any such determination, the parties authorize such court to (x) reform the unenforceable, invalid, or excessive provisions, and (y) impose such restrictions as reformed, as it deems reasonable. Buyer may, upon written notice to and without the consent of Seller, reduce the scope of the covenants of this Section 5.17 that apply to Seller, if Buyer deems such reduction in scope is necessary to enforce such covenants.

5.18       Financing Cooperation.

5.18.1    Seller and Company shall, and Seller shall cause Company to, and Company shall cause the Group Companies to, reasonably cooperate with Buyer and its affiliates and Representatives in connection with the arrangement of any debt financing (the “Debt Financing”) that Buyer may seek to obtain in connection with the Transactions, including by taking, or causing to be taken, such actions as may be reasonably requested by Buyer or its affiliates or Representatives that are necessary for the consummation of, or customary for debt financings of a type similar to, the Debt Financing.

5.18.2   Buyer shall reimburse Seller and Company for any reasonable and documented out-of-pocket costs and expenses incurred by them in connection with their cooperation pursuant to this Section 5.18.

5.19       Conference Access. For three years following the Closing, Seller shall, or shall cause it affiliates to, provide to Buyer, at no cost, three (3) vendor-access passes to each of Seller’s and/or its affiliates’ sales kickoff event known as “ePlus Transform” or “Transform Sales & Services Meeting” or any substantially similar substitute event, to allow the Key Executives to attend such event in-person and/or virtually, as applicable.

5.20       General Cooperation.

(a)          Except as set forth in Section 5.13.2, Seller acknowledges that, for six (6) years following the Closing, Buyer may on behalf of any Group Company request access from time to time after Closing, for litigation or other dispute resolution, responding to complaints, audits, regulatory, accounting or similar purposes, or to obtain any Permit required by the California Financing Law (California Financial Code § 22009) or equivalent or similar financial regulatory laws or other laws, including the laws of Nevada, South Dakota, Vermont and Rhode Island, to Retained Records held by Seller or any of its affiliates to the extent the Retained Records pertain to any Group Company and/or the Business prior to Closing (provided, however, that in no event shall the Seller be required to afford access to or provide or make available information if doing so could reasonably be expected to result in the waiver of the attorney-client privilege, work product doctrine or similar privilege or protection) and accordingly Seller shall, and cause each of its affiliates to:

(i)           properly retain and maintain the Retained Records in accordance with the bona fide record-keeping and data or information retention policies or practices of Seller and/or its affiliates in place from time to time; provided, that the retention period shall not be shorter than is required by applicable law;

(ii)        subject to applicable law, upon being given reasonable notice by Buyer, allow Buyer, Group Companies and their respective Representatives to, during normal business hours, in a non-disruptive manner, inspect, review and, at the cost of Buyer, make copies of the Retained Records for and only to the extent necessary for such purposes; and

(iii)        reasonably cooperate with Buyer and the Group Companies to obtain any Permit required by the California Financing Law (California Financial Code § 22009) or equivalent or similar financial regulatory laws or other laws, including the laws of Nevada, South Dakota, Vermont and Rhode Island.

(b)          Buyer acknowledges that, for six (6) years following the Closing, Seller may request access from time to time after Closing, for litigation or other dispute resolution, responding to complaints, audits, regulatory, accounting or similar purposes, to records transferred to or held by Buyer or any of its affiliates to the extent such records pertain to any Group Company and/or the Business prior to Closing (provided, however, that in no event shall Buyer or any of its affiliates be required to afford access to or provide or make available information if doing so could reasonably be expected to result in the waiver of the attorney-client privilege, work product doctrine or similar privilege or protection), and accordingly Buyer shall, and cause each of its affiliates to:

(i)         properly retain and maintain such records of the Group Companies in accordance with the bona fide record-keeping and data or information retention policies or practices of Buyer and/or its affiliates in place from time to time; provided, that the retention period shall not be shorter than is required by applicable law; and

(ii)       subject to applicable law, upon being given reasonable notice by Seller, allow Seller and its Representatives to, during normal business hours, in a non-disruptive manner, inspect, review and, at the cost of Seller make copies of such records of the Group Companies for and only to the extent necessary for such purposes.

5.20.2   “Retained Records” means all accounting, payroll and personnel, financial, regulatory and other records (including records of all complaints made or communication exchanged in respect of any Group Company by and with third parties (including equipment manufacturers, value-added resellers, lessees, customers, Syndication Partners and Governmental Entities)) of any Group Company in possession of Seller as of immediately following the Closing.

5.21       Buyback of Aged Receivables. To the extent that (a) Book Equity includes any receivable that, as at the Closing Date, is aged greater than 90 days from the invoice date of such receivable (any such receivable, but excluding any Customer Lease-related receivables other than month-to-month lease receivables, an “Aged Receivable”) and (b) such Aged Receivable remains outstanding on the date that is 180 days from the invoice date of such Aged Receivable, then Buyer shall have the right, but not the obligation, to require Seller to buy back as promptly as practicable such Aged Receivable from Buyer or its applicable affiliate for a purchase price equal to the value at which such Aged Receivable was included in Book Equity.

ARTICLE VI.
CONDITIONS PRECEDENT

6.1        Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction, or to the extent permitted by applicable law, the written waiver by Buyer and Seller at or before Closing, of each of the following conditions (other than the condition set forth in Section 6.1.1(a), which the Parties agree shall not be subject to waiver):

6.1.1      Governmental Consents.

(a)          The waiting periods (and any extensions thereof) if any, applicable to the Transactions pursuant to the HSR Act shall have expired or otherwise been terminated.

(b)         All other Governmental Consents that are legally required to be obtained or provided for the consummation of the Transactions shall have been obtained or provided, other than such Governmental Consents as Buyer and Company agree in writing Company shall not seek to obtain.

6.1.2      No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that (a) is in effect and (b) has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (which illegality or prohibition would have a material impact on Company if the Transactions were consummated).

6.2         Conditions to Obligations of Buyer to Effect the Transactions. The obligations of Buyer to consummate the Transactions are further subject to the satisfaction, or to the extent permitted by applicable law, the written waiver by Buyer at or before Closing of each of the following conditions:

6.2.1       Representations and Warranties in Respect of Company.

(a)        Each of the representations and warranties of Seller set forth in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4(a) and 3.1.16 of this Agreement (collectively, the “Company Fundamental Representations”) and in clause (iii) of the second sentence of Section 3.1.5(a) and in Section 3.1.20(a) shall be true and correct in all respects as of the Execution Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

(b)        Each of the representations and warranties of Seller set forth in Section 3.1 of this Agreement (other than the Company Fundamental Representations and the representations and warranties in clause (iii) of the second sentence of Section 3.1.5(a) and in Section 3.1.20(a))) shall be true and correct (in each case disregarding all qualifications contained therein relating to materiality, Company Material Adverse Effect or Seller Material Adverse Effect, other than) as of the Execution Date and as of the Closing Date as if made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except to the extent that all failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

6.2.2      Representations and Warranties in Respect of Seller.

(a)        Each of the representations and warranties of Seller set forth in Sections 3.2.1, 3.2.2, 3.2.3 and 3.2.4(a) of this Agreement (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects as of the Execution Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

(b)         Each of the representations and warranties of Seller set forth in Section 3.2 of this Agreement, other than the Seller Fundamental Representations, shall be true and correct (in each case disregarding all qualifications contained therein relating to materiality, Company Material Adverse Effect or Seller Material Adverse Effect) as of the Execution Date and as of the Closing Date as if made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except to the extent that all failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

6.2.3      Performance of Obligations of Seller and Company. Seller and Company shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement before the Closing.

6.2.4      No Company Material Adverse Effect. From the Execution Date until the Closing, there shall have been no Company Material Adverse Effect.

6.2.5      Legal Action. There shall not be pending or threatened any Action (a) challenging or seeking to restrain or prohibit the consummation of the Transactions; or (b) seeking to prohibit or impose any material limitations on Buyer’s ownership or operation of the Business or to compel Buyer to dispose of or hold separate the assets of Company as a result of the Transactions.

6.2.6      Employment of Key Executives. The Group Companies shall not have terminated, without cause, any Key Executive.

6.3       Conditions to Obligation of Company and Seller to Effect the Transactions. The obligation of Company and Seller to consummate the Transactions is further subject to the satisfaction, or to the extent permitted by applicable law, the written waiver by Seller at or before Closing of each of the following conditions:

6.3.1      Representations and Warranties in Respect of Buyer.

(a)         The representations and warranties of Buyer in Sections 3.3.1, 3.3.2, and 3.3.3(a) of this Agreement (collectively, the “Buyer Fundamental Representations”) shall be true and correct in all respects as of the Execution Date and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

(b)         Each of the representations and warranties of Buyer set forth in Section 3.3 of this Agreement (other than the Buyer Fundamental Representations) shall be true and correct (in each case disregarding all qualifications contained therein relating to materiality or Buyer Material Adverse Effect) as of the Execution Date and as of the Closing Date as if made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except, in the case of this Section 6.3.1(b), to the extent that all failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

6.3.2      Performance of Obligations of Buyer. Buyer shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement before the Closing.

6.3.3      Legal Action. There shall not be pending or threatened any Action (a) challenging or seeking to restrain or prohibit the consummation of the Transactions; or (b) seeking to prohibit or impose any material limitations on Seller’s ability to sell the Units.

ARTICLE VII.
INDEMNIFICATION

7.1          Survival.

7.1.1       Notwithstanding anything to the contrary in the foregoing or as otherwise set forth in this Agreement, other than in the case of Fraud:

(a)         the representations and warranties of Seller and the Group Companies contained in this Agreement (other than the Company Fundamental Representations, the Seller Fundamental Representations and the specific representations and warranties listed in Section 7.1.1(e)) and the indemnification obligations for breach or inaccuracy thereof shall survive until 11:59 p.m. (Prevailing Eastern Time) on the date that is eighteen (18) months following the Closing Date (the date of expiration of such period, the “General Expiration Date”);

(b)         the Company Fundamental Representations and the Seller Fundamental Representations contained in this Agreement and the indemnification obligations for breach or inaccuracy thereof shall survive until 11:59 p.m. (Prevailing Eastern Time) on the date that is three (3) years following the Closing Date (the date of expiration of such period, the “Fundamental Expiration Date”);

(c)        the representations and warranties of Buyer contained in this Agreement (other than Buyer Fundamental Representations) and the indemnification obligations for breach or inaccuracy thereof shall survive until 11:59 p.m. (Prevailing Eastern Time) on the General Expiration Date;

(d)         the Buyer Fundamental Representations and the indemnification obligations for breach or inaccuracy thereof shall survive until 11:59 p.m. (Prevailing Eastern Time) on the Fundamental Expiration Date; and

(e)         the representations and warranties of Seller and the Group Companies set forth in Sections 3.1.10(c), the last sentence of Section 3.1.10(d), Section 3.1.10(e), Section 3.1.10(f), Section 3.1.10(h) and Section 3.1.14 of this Agreement and the indemnification obligations for breach or inaccuracy thereof, and the indemnification obligations for Indemnified Taxes pursuant to Section 7.2.3, shall survive, in each case, until 11:59 p.m. (Prevailing Eastern Time) on the date that is ninety (90) days following the expiration of the applicable statute of limitations.

7.1.2     Notwithstanding anything to the contrary in the foregoing or as otherwise set forth in this Agreement, all representations and warranties of Seller or Buyer shall survive beyond the survival periods specified in Section 7.1.1 with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved in accordance with this Article VII.

7.1.3      With respect to the covenants and agreements contained in this Agreement, other than in the case of Fraud:

(a)         the covenants and agreements contained in this Agreement that by their terms contemplate performance in whole or in part after the Closing and the indemnification obligations for breach thereof shall survive the Closing in accordance with their terms until they have been fully performed or (with respect to any covenant or agreement that specifies when it expires) until they expire in accordance with their terms; and

(b)         the indemnification obligations for breach of the covenants and agreements contained in this Agreement that by their terms are to be performed on or prior to the Closing shall survive the Closing until the date that is twelve (12) months following the Closing Date.

7.1.4      Notwithstanding anything to the contrary herein, this Section 7.1 shall not apply to claims based on actual and intentional misrepresentation by Seller or Company of a material existing fact with respect to the making of any representation or warranty in Article III of this Agreement with knowledge of its falsity, and made for the purpose of inducing Buyer to act or to omit any action, and upon which the Buyer reasonably relies with resulting losses (“Fraud”). For the avoidance of doubt, Fraud shall not include any claim for constructive fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

7.2         Indemnification by Seller. Subject to the other provisions of this Article VII, Seller shall indemnify, hold harmless and defend Buyer and its affiliates (including, after the Closing, the Group Companies), and Buyer’s and its affiliates’ respective directors, officers, managers, equity holders, partners, employees, agents, representatives, heirs, successors and assigns (the “Buyer Indemnified Parties,” and, together with the Seller Indemnified Parties, the “Indemnified Parties”), against any and all losses, damages, deficiencies, Liabilities, Taxes, obligations, cause of action, claims, awards, assessments, judgments, settlements, fines, costs, penalties, and expenses (including reasonable attorneys’ fees and expenses relating to costs of investigation and defense) (“Indemnifiable Amounts”) incurred, suffered or sustained by any Buyer Indemnified Party to the extent based upon, caused by, arising out of, resulting from, in connection with, or relating to:

7.2.1      any breach or inaccuracy of any of the representations and warranties made under this Agreement by Seller or any Group Company to Buyer in (i) this Agreement or any Transaction Document, or (ii) any certificate delivered pursuant to Section 1.4.1(c), in each case without giving effect to any supplement or amendment to any Schedule;

7.2.2      any failure by Seller or any Group Company to perform or comply with any covenants or agreements of Seller or such Group Company contained in this Agreement or in any Transaction Document;

7.2.3      any Indemnified Taxes;

7.2.4      any Company Indebtedness or Transaction Expenses that are unpaid at Closing and not reflected in the calculation of the Final Purchase Price;

7.2.5      any Liabilities (a) of any Out of Scope Company or (b) in respect of any of the business, assets or liabilities of any Out of Scope Company; and

7.2.6      any matter set forth in Schedule 7.2.6.

7.3        Indemnification by Buyer. Subject to the other provisions of this Article VII, Buyer shall indemnify, hold harmless and defend Seller and its affiliates, and Seller’s and its affiliates’ respective directors, officers, managers, equity holders, partners, employees, agents, representatives, heirs, successors and assigns (the “Seller Indemnified Parties”), against any and all Indemnifiable Amounts incurred, suffered or sustained by any Seller Indemnified Party to the extent based upon, caused by, arising out of, resulting from, in connection with, or relating to:

7.3.1     any breach or inaccuracy of any of the representations and warranties made by Buyer to Seller in (i) this Agreement or any Transaction Document, or (ii) any certificate delivered pursuant to Section 1.4.3(c); and

7.3.2       any failure by Buyer to perform any covenants or agreements of Buyer contained in this Agreement or in any Transaction Document.

7.4         Limitations on Indemnification Obligations.

7.4.1     Seller shall not have any liability for any Indemnifiable Amounts pursuant to Section 7.2.1 (other than Indemnifiable Amounts to the extent based upon, caused by, arising out of, resulting from, in connection with, or relating to the breach or inaccuracy of any Company Fundamental Representation or Seller Fundamental Representation): (a) unless the aggregate of all such Indemnifiable Amounts with respect for which Seller would, but for this clause (a), be liable exceeds US$900,528 (the “Deductible”), and then Seller shall be liable from the first dollar of Indemnifiable Amounts; and (b) in excess of US$18,010,560 in the aggregate (the “Cap”). Seller shall not have any liability for any Indemnifiable Amounts pursuant to Section 7.2.1 in excess of the amount of the Final Purchase Price to the extent such Indemnifiable Amounts are based upon, caused by, arising out of, resulting from, in connection with, or relating to the breach or inaccuracy of any Company Fundamental Representation or Seller Fundamental Representation.

7.4.2      Buyer shall not have any liability for any Indemnifiable Amounts pursuant to Section 7.3.1 in excess of the amount of the Final Purchase Price.

7.5          Indemnification Procedure.

7.5.1      If an Indemnified Party believes that a claim, demand or other circumstance exists that has given rise to a right of indemnification under this Article VII, whether or not the amount of Indemnifiable Amounts relating thereto is then quantifiable (an “Indemnification Claim”), then such Indemnified Party shall assert its Indemnification Claim by giving written notice thereof (a “Claim Notice”) to Buyer (the “Indemnifying Party”) as promptly as reasonably practicable after: (i) if the event or occurrence giving rise to such Indemnification Claim is, or relates to, an Action brought by a Person not a Party or a Party’s affiliate (such Person, a “Third Party”; such Indemnification Claim, a “Third Party Claim”), receipt of notice of such Action by such Indemnified Party, or (ii) if the event or occurrence giving rise to such Indemnification Claim is not, or does not relate to, an Action brought by a Third Party, the discovery by the Indemnified Party of the circumstances giving rise to such Indemnification Claim. Each Claim Notice shall describe the basis for the Indemnification Claim in reasonable detail and include copies of all material written evidence thereof. The failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such Indemnification Claim is materially prejudiced by the failure to give such notice.

7.5.2      If any Indemnification Claim relates to an Action filed or made against an Indemnified Party by a Third Party, the Indemnifying Party may request at any time, in writing to the Indemnified Party, to assume the defense of such Action at its sole cost and expense and with its own counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for all of the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such Third Party Claim. The Party in charge of the defense shall keep the other Party apprised as to the status of the defense or any settlement negotiations with respect thereto. In the event the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall be responsible for all costs and expenses incurred by the Indemnifying Party in connection with such defense. The Indemnifying Party shall not agree to any settlement, compromise, or entry of any order arising from or relating to any Third Party Claim without the prior written consent of the Indemnified Party. The Indemnified Party shall have no Liability with respect to any settlement, compromise, or entry of any order arising from or relating to any Third Party Claim effected without its consent.

7.6         Indemnification Payment. Once the Indemnifiable Amounts have been agreed by the Indemnifying Party or finally adjudicated payable pursuant to this Article VII, the Indemnifying Party shall pay the amount of such Indemnifiable Amounts to the Indemnified Party within 10 business days following the final determination thereof, by wire transfer of immediately available funds. Any payment pursuant to this Article VII shall be treated as an adjustment to the Purchase Price for all Tax purposes, to the maximum extent permitted by applicable law.

7.7        General. The indemnification provided in this Article VII shall be the sole and exclusive remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, except for Fraud or as otherwise expressly provided in this Agreement, including in Section 9.8.

ARTICLE VIII.
TERMINATION, AMENDMENT, AND WAIVER

8.1         Termination. This Agreement may be terminated and the Transactions abandoned at any time before the Closing:

(a)          by mutual written consent of Buyer, Seller and Company;

(b)         by either Buyer or Seller (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if (i) there has been a material breach by the non‑terminating Party of any representation, warranty or covenant contained in the Agreement that results in any of the conditions in Article VI becoming incapable of being satisfied and such inaccuracy or breach has not been waived in writing or cured; provided, that if in each case such breach is curable, then this Agreement may not be terminated until following 30 days after delivery of written notice of such untruth or inaccuracy or breach to the non-terminating Party;

(c)         by either Buyer or Company if the Transactions have not been consummated within six (6) months following the Execution Date (the “Outside Date”); provided, that in the case that the Antitrust Approvals have not yet been granted by the applicable Governmental Entities, the Outside Date shall be automatically extended an additional 6 months; and provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available if the terminating party’s action or failure to act has been the principal cause of or resulted in the failure of the Transactions to have been consummated on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; or

(d)         by either Buyer, Seller, or Company if any permanent injunction or other order of a court or other competent authority preventing the Transactions has become final and not subject to appeal.

8.2        Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer, this Agreement will become void and have no effect, and there will be no liability or obligation on the part of Buyer, Seller, or Company, or their respective officers or directors, except that (a) the provisions of Sections 5.1 (Confidentiality), 5.2 (Expenses), 5.4 (Public Announcements), 8.2 (Effect of Termination), and Article IX (General Provisions) will survive any termination, and (b) no Party will be relieved of any liability arising from Fraud of such Party.

ARTICLE IX.
GENERAL PROVISIONS

9.1          Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be given,

if to the Buyer or the Company (after the Closing), then to:

HPS Investment Partners, LLC
40 West 57th Street, 33rd Floor
 New York, NY 10019
Attention: Jon Ashley
Email: [•]

with copies to (which will not constitute notice):

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Gerold Niggemann
Email: gerold.niggemann@hugheshubbard.com

if to the Seller or the Company (prior to Closing), then to:

ePlus inc.
13595 Dulles Technology Drive
Herndon, VA 20171
Attention: Erica Stoecker
Email: [•]
Attention: Kleyton Parkhurst
Email: [•]

with copies to (which will not constitute notice):

K&L Gates LLP
925 4th Avenue
Suite 2900
Seattle, WA 98104
Attention: Annette Becker
Email: Annette.becker@klgates.com

All notices, requests, demands, or other communications required or permitted to be given under this Agreement will be in writing and deemed given upon: (a) personal delivery, (b) confirmed delivery by a standard overnight courier or when delivered by hand, (c) three business days following the date when mailed in the United States by certified or registered mail, postage prepaid, or (d) transmission by electronic mail transmission or other reliable form of electronic communication during normal business hours at the location of the recipient (and otherwise on the next business day at the location of the recipient) to the extent an electronic mail address is set forth in this Section 9.1. Such communications must be sent to the respective Parties at the addresses provided in this Section 9.1 (or at such other address for a party as will be specified in a notice given in accordance with this Section 9.1):

9.2         Interpretation. As used in this Agreement, the term (a) “subsidiary” or “subsidiaries” means with respect to any Person, any entity or entities of which such Person directly or indirectly owns an amount of the voting securities or other voting ownership interests sufficient to elect a majority of its board of directors or other governing body (or, if there are no such interests, 50% or more of the equity interests); (b) “Person” means an individual, corporation, partnership, association, limited liability company, joint stock company, trust (including a business or statutory trust), estate, sole proprietorship, joint venture, government (or any agency or political subdivision thereof), organization, or other entity; (c) “knowledge of” or other derivations of “know” with respect to a Party (other than the Company) means the actual knowledge of the officers of such Party; (d) “affiliate” has the meaning included in Rule 12b-2 promulgated under the Exchange Act; (e) “business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in Herndon, Virginia, New York, New York, or London, United Kingdom are permitted or obligated by law to be closed for regular banking business; (f) the words “include,” “includes,” and “including” when used in this Agreement shall be treated in each case as followed by the words “without limitation;” (g) “Group Companies” means all of Company, Asset Finance Group, Inc., a Virginia corporation (“Finance Sub”), ePlus Government, inc., a Virginia corporation (“Government Sub”), ePlus Group, inc., a Virginia corporation (“Group Sub”), and ePlus Iceland, inc., a Virginia corporation (“Iceland Sub”); (h) “Out of Scope Companies” means ePlus Capital, inc., a Virginia corporation (“Capital Sub”), ePlus Canada Company, a company organized under the laws of Canada (“Canada Sub”), IGX Capital UK, Ltd., a company organized under the laws of England (“England Sub”), and ePlus Financing Netherlands B.V., a company organized under the laws of Netherlands (“Netherlands Sub”); (i) “Transaction Documents” means this Agreement, the Transition Services Agreement, the Employment Agreements, and all other agreements, letters, certificates and instruments executed and delivered by Company in connection with the Transactions contemplated by this Agreement; and (j) “law” means any constitutional provision, treaty, statute, ordinance or other law (including common law), rule, regulation or interpretation of any Governmental Entity, in each case as may be amended from time to time. The respective Parties to this Agreement and their attorneys have negotiated this Agreement and any ambiguity or uncertainty in the language of this Agreement shall not be presumptively construed for or against either Party as drafter. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. A reference to a section, schedule, or an exhibit means a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly provided. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. If any period is to be measured in calendar days or business days and the last day of such period is not a business day, the period in question shall end on the next succeeding business day.

9.3        Counterparts. This Agreement may be executed (a) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and delivered (b) by electronic means, PDF or facsimile. The execution and delivery of a signature page in the form annexed to this Agreement, by any Party who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such Party.

9.4         Entire Understanding; No Third Party Beneficiaries. This Agreement and the documents referred to in this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, including (a) the Second Updated Indication of Interest, dated March 21, 2025, from Buyer to Seller, (b) the letter agreement regarding Confidential Information and Evaluation Material, dated November 20, 2024, between HPS Investment Partners, LLC and Seller and (c) the Clean Team Agreement, dated April 8, 2025, by and between HPS Investment Partners, LLC and Seller (provided, that the Clean Team Agreement referred to in clause (c) shall remain in effect through the Closing and automatically terminate upon the consummation of the Closing). This Agreement is not intended to confer upon any other Person any rights or remedies under this Agreement (except as otherwise expressly provided in this Agreement).

9.5        Governing Law. This Agreement and any and all disputes, proceedings or causes of action arising directly or indirectly from this Agreement (other than to otherwise provided in this Agreement) shall be governed by, and construed in accordance with, in all respects, including as to validity, interpretation, and effect, by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

9.6         Amendment; Waiver. Except as may otherwise be provided in this Agreement, any provision of this Agreement may be amended or modified by the Parties, if and only if such amendment or modification is in writing and signed on behalf of each of the Parties to this Agreement. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.7          Successors and Assigns. This Agreement will not be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Buyer may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests, and obligations (a) to one or more affiliates of Buyer or (b) to Buyer’s financing sources as collateral security; provided, in each case, that Buyer remains ultimately liable for all of Buyer’s obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns.

9.8        Specific Performance. The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy. The Parties agree that, in addition to any other remedies, each will be entitled to an injunction to prevent breaches of this Agreement and to enforce the terms of this Agreement by a decree of specific performance without (a) the necessity of proving the inadequacy of money damages as a remedy or (b) the posting of a bond.

9.9         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

9.10        Attorney-Client Privilege; Continued Representation.

9.10.1    If the Seller so desires, K&L Gates LLP (“K&L Gates”) will be permitted to represent the Seller after the Closing in connection with any matter, including anything related to the Transactions, this Agreement any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, K&L Gates will be permitted to represent the Seller in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversarial proceeding) with the Buyer, any Group Company or any of their respective affiliates under or relating to this Agreement or any transaction contemplated by this Agreement. Upon and after the Closing, the Group Companies will cease to have any attorney-client relationship with K&L Gates, unless and to the extent K&L Gates is specifically engaged in writing by a Group Company to represent such Group Company after the Closing and such engagement involves no conflict of interest with respect to the Seller. Any such representation of any Group Company by K&L Gates after the Closing will not affect the foregoing provisions of this Section 9.10.1.

9.10.2    All communications involving privileged attorney-client confidences between the Seller or any Group Company, or any of their affiliates and K&L Gates in the course of the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, but excluding any communications that evidence Fraud relating to this Agreement (“Privileged Communications”), will be, following the Closing, deemed to be attorney-client confidences and communications that belong solely to the Seller, and not that of any Group Company, and may be waived only by prior written consent of the Seller; provided that, after the Closing, in the event that a dispute arises between Buyer, any Group Company, or any of their affiliates, on one hand, and a third party other than a party to this Agreement, on the other hand, the Company may assert (but not waive without the prior written consent of the Seller) the attorney-client privilege to prevent disclosure of such Privileged Communications to such third party.

9.11       Submission to Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, any state or federal courts located in the State of Delaware (and of the appropriate appellate courts therefrom), and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.1 will be deemed effective service of process on such Party.

9.12       Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY ARISING UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. AS A RESULT, EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO LITIGATION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND MAKES THIS WAIVER VOLUNTARILY.

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SIGNATURE PAGE—MEMBERSHIP INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, Buyer, Seller and Company have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

BUYER:
Marlin Leasing Corporation

By:	/s/ Jon Ashley
Name: Jon Ashley
Its: Director and Authorized Officer

SELLER:
ePlus inc.

By:	/s/ Mark P. Marron
Name: Mark P. Marron
Its: Chief Executive Officer

COMPANY:
Expo Holdings, LLC

By: ePlus inc., its sole member

By:	/s/ Mark P. Marron
Name: Mark P. Marron
Its: Chief Executive Officer